Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT**

BY AND AMONG

THE GEO GROUP, INC.,

CORRECTIONAL PROPERTIES, LLC,

LCS CORRECTIONS SERVICES, INC.,

LCS-HIDALGO, LLC,

LCS-CALDWELL, LLC,

LCS-BASILE, LLC,

LCS-PINE PRAIRIE, LLC,

LCS-BROOKS, LLC,

LCS-NUECES, LLC,

LCS-TENSAS, LLC,

PERRY DETENTION SERVICES, LLC

and

THE EQUITYHOLDERS OF EACH COMPANY SET FORTH IN SCHEDULE 1 HERETO

January 25, 2015

**	Certain portions of the Asset Purchase Agreement have been omitted based upon a request for confidential treatment filed with the Securities and Exchange Commission. The non-public information has been filed with the Securities and Exchange Commission.

i

ii

ARTICLE VII	TERMINATION	58
Section 7.1	Termination of Agreement	58
Section 7.2	Effect of Termination	59

ARTICLE VIII	MISCELLANEOUS	59
Section 8.1	Certain Definitions	59
Section 8.2	Expenses	66
Section 8.3	Governing Law; Jurisdiction; Venue	66
Section 8.4	Entire Agreement; Amendments and Waivers	67
Section 8.5	Section Headings	67
Section 8.6	Notices	67
Section 8.7	Severability	68
Section 8.8	Binding Effect; Assignment; Third-Party Beneficiaries	68
Section 8.9	Counterparts	69
Section 8.10	Remedies Cumulative	69
Section 8.11	Exhibits and Schedules	69
Section 8.12	Interpretation	69
Section 8.13	Arm’s Length Negotiations	70
Section 8.14	Construction	70
Section 8.15	Specific Performance	70
Section 8.16	Waiver of Jury Trial	70
Section 8.17	Time of Essence	70
Section 8.18	Appointment of the Representative	70

SCHEDULES:

Schedule 1:	Companies and Company Equityholders
Schedule 2:	Closing Date Payment Allocation

EXHIBITS:

Exhibit A:	Forms of Bills of Sale, Assignment and Assumption Agreements and Warranty Deeds
Exhibit B:	Allocation Schedule
Exhibit C:	Form of Loan Payoff Letters
Exhibit D:	Form of Consulting Agreement
Exhibit E:	Forms of Novation Agreement
Exhibit F:	Form of Management Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 25, 2015, is by and among LCS Corrections Services, Inc., a Louisiana corporation (“LCS”), LCS-Basile, LLC, a Nevada limited liability company (“Basile”), LCS-Brooks, LLC, a Nevada limited liability company (“Brooks”), LCS-Caldwell, LLC, a Nevada limited liability company (“Caldwell”), LCS-Hidalgo, LLC, a Nevada limited liability company (“Hidalgo”), LCS-Nueces, LLC, a Nevada limited liability company (“Nueces”), LCS-Pine Prairie, LLC, a Nevada limited liability company (“Pine Prairie”), LCS-Tensas, LLC, a Nevada limited liability company (“Tensas”), Perry Detention Services, LLC, a Nevada limited liability company (“Perry”) (each of LCS, Basile, Brooks, Caldwell, Hidalgo, Nueces, Pine Prairie, Tensas and Perry, a “Company” and, collectively, the “Companies”), the equity holders of the Companies set forth in Schedule 1 hereto (each, a “Company Equityholder” and collectively, the “Company Equityholders”), the GEO Group, Inc., a Florida corporation (“GEO”), and Correctional Properties, LLC, a Delaware limited liability company (together with GEO, “Purchaser”). The Companies and the Company Equityholders are sometimes referred to herein collectively as the “Seller Parties” and each individually as a “Seller Party.” Basile, Brooks, Caldwell, Hidalgo, Nueces, Pine Prairie, Tensas and Perry are sometimes herein referred to as the “Facility Entities.” Jerry Gottlieb, Richard Gottlieb and Michael LeBlanc are sometimes herein referred to as the “Active Equityholders.” Jerry Gottlieb and/or Richard Gottlieb shall act as the representative of each Seller Party in accordance with the terms of Section 8.18 and are herein referred to as the “Seller Parties’ Representative.” The Seller Parties and Purchaser are sometimes herein referred to collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Company Equityholders collectively own 100% of the issued and outstanding capital stock and limited liability company membership interests, as applicable, of the Companies; and

WHEREAS, the Parties desire for Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities from the Companies in consideration of the Purchase Price, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) Sale of Assets. On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), each Company shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and acquire from each Company, all right, title, and interest of each such Company in and to all of its assets, properties and rights of whatever kind, tangible and intangible, whether accrued, contingent or otherwise, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:

(i) the fee simple interest in and to the Owned Real Properties, as all such real property is more fully described on Section 2.10(a) of the Disclosure Schedule;

(ii) all utility arrangements, and other agreements, instruments, certificates, or documents including any and all rights and benefits under the Permitted Liens, relating to the ownership, operation, maintenance, use, or occupancy of the Owned Real Properties;

(iii) all computer hardware, furniture, furnishings, signage, vehicles, equipment, machinery, tooling, parts and other tangible personal property;

(iv) all rights under or related to the Owned Real Property Leases, Personal Property Leases and any other Contract to which such Company is a party (the “Included Contracts”), provided that: (A) the Included Contracts shall not include those Contracts set forth in Section 1.1(b)(ii) of the Disclosure Schedule; and (B) in the event any Contract of such Company is identified following the Closing that is required to be disclosed in Section 2.13(a) of the Disclosure Schedule, but is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(iii) and, for the avoidance of doubt, in the event that Purchaser makes such an election to exclude such Contract, such Contract shall not be deemed an Included Contract;

(v) all rights under or related to non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding each such Company, if any, arising by operation of Law or contract with respect to the relationship between each such Company and any of its current or former employees or independent contractors, except for the items set forth on Section 1.1(a)(v) of the Disclosure Schedule;

(vi) all payment rights and other intangible assets (including goodwill) with respect to customer relationships that are not embodied in written Contracts, except for the excluded payment rights set forth on Section 1.1(a)(vi) of the Disclosure Schedule;

(vii) all intellectual property rights, if any, now in existence or under development, including all licenses and rights of use or practice relating thereto, and all goodwill represented thereby and pertaining thereto, except for the items set forth on Section 1.1(a)(vii) of the Disclosure Schedule;

(viii) all credits, prepaid expenses, fees and costs, deferred charges, advance payments, security deposits and prepaid items, and other similar assets;

(ix) all telephone numbers, facsimile numbers, websites, email addresses, domain names and any similar items, except for the items set forth on Section 1.1(a)(ix) of the Disclosure Schedule;

(x) all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(xi) all notes receivable, accounts receivable and other receivables (in all cases, whether or not billed) and all accrued penalties and interest thereon, and the benefit of any security therefor, except for the excluded accounts receivable set forth on Section 1.1(a)(xi) of the Disclosure Schedule;

(xii) all Books and Records;

(xiii) to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;

(xiv) all causes of action, lawsuits, claims and demands, refunds, rights of recovery, rights of setoff, and rights of recoupment of any nature available to or being pursued by each such Company with respect to the Purchased Assets or the Assumed Liabilities (including all awards or proceeds in connection with insurance and any eminent domain taking), except for the excluded rights of recovery and rights of recoupment set forth on Section 1.1(a)(xiv) of the Disclosure Schedule;

(xv) all cash or cash equivalents maintained at the Companies’ facilities, representing fund accounts belonging to inmates (“Inmate Cash and Petty Cash”);

(xvi) (A) all of the Cash and securities maintained in the cash reserve accounts set forth on Section 1.1(a)(xvi) of the Disclosure Schedule (“Reserve and Available Funds Account Cash”), and (B) all other Cash, including Cash in all other bank accounts and Inmate Cash and Petty Cash; and

(xvii) all goodwill.

At the Closing, the Purchased Assets shall be transferred or otherwise conveyed by each Company to Purchaser and/or certain of Purchaser’s Affiliates designated by Purchaser free and clear of all Liens, other than Permitted Liens, pursuant to one or more Bills of Sale, Assignment and Assumption Agreements and Warranty Deeds to be executed by an appropriate Company in favor of the Purchaser and one or more its Affiliates (the “Bills of Sale and Warranty Deeds”), each in the form attached hereto as Exhibit A. At the Closing, each Owned Real Property shall be transferred by each Company to Purchaser and/or certain of Purchaser’s Affiliates designated by Purchaser, free and clear of all Liens, other than the Permitted Liens.

(b) Excluded Assets. Notwithstanding Section 1.1(a), each Company shall retain its right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(i) all Contracts and other assets set forth in Schedule 1.1(b)(i);

(ii) in the event any Contract of any Company is identified following the Closing that is required to be disclosed in Section 2.13(a) of the Disclosure Schedule,

but is not so disclosed, Purchaser may at its reasonable discretion elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;

(iii) the original Books and Records of the Companies and the books, instruments, papers, and records relating exclusively to the Excluded Assets, taxpayer and other identification numbers, seals, minute books, stock transfer records, blank stock certificates and other similar documents;

(iv) all Employee Benefit Plans and all assets contained within such Employee Benefit Plans;

(v) all of the Companies’ claims for and rights to receive Tax refunds, credits and any deferred tax income with respect to taxable periods preceding the Closing, and Tax returns and any notes, worksheets, files, records or documents relating thereto;

(vi) all of the Companies’ insurance policies and associated prepayments, insurance refunds and rights of recovery and all life insurance policies, if any, and associated prepayments, insurance refunds, rights of recovery and proceeds thereof;

(vii) all rights, claims or causes of action that the Seller Parties may have against any Person for amounts owing, damages, warranties and the like pertaining exclusively to the Excluded Assets; and

(viii) the rights of any Company under this Agreement and the other Transaction Documents.

(c) Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay and discharge when due solely the following liabilities and obligations of the Companies (collectively, the “Assumed Liabilities”):

(i) performance obligations under all Included Contracts that, by the terms of such Included Contracts, arise after the Closing (other than by virtue of a breach, default or violation of any Included Contract occurring at or prior to the Closing), relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Closing; and

(ii) the liabilities, if any, set forth in the Final Closing Statement.

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any Liabilities of any Company or any Affiliate of any Company that are not Assumed Liabilities specifically set forth in Section 1.1(c) (such excluded Liabilities, collectively, the “Excluded Liabilities”). In furtherance of, and not in limitation of, the foregoing, and notwithstanding anything to the contrary in this Agreement,

Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):

(i) any Liability under or with respect to Indebtedness of any Company or any third party or any agreement or instrument relating thereto (including any guaranty thereof or other contingent obligation with respect thereto);

(ii) any Liability relating to any Excluded Asset;

(iii) any Liability (other than liabilities assumed by Purchaser in accordance with Section 1.1(c)) imposed by or in connection with any Law or Permit, and incurred in connection with (A) conditions existing, events or acts occurring or omissions of acts occurring on or prior to the Closing, (B) any real property, business entities or assets, whether domestic or foreign, formerly owned, leased, occupied or operated by or in connection with the Business; or (C) any violation of any Bulk Sales Law;

(iv) any Liability (other than liabilities assumed by Purchaser in accordance with Section 1.1(c)) or Legal Proceeding caused by, relating to or arising from any fact, transaction, status, event, circumstance, occurrence or situation, whether known or unknown, existing, arising or occurring on or prior to the Closing, or otherwise attributable to the pre-Closing operation of the Business;

(v) any Liability under any surety bonds of the Business related to any facts or matters existing prior to the Closing;

(vi) any Liability for any Taxes (A) of any Company or any Affiliate of any Company for any period or (B) attributable to the conduct of the Business or ownership of the Purchased Assets on or before the Closing, regardless of when assessed;

(vii) other than liabilities assumed by Purchaser in accordance with Section 1.1(c), any Liability that was required to be disclosed as a liability under GAAP on the Balance Sheet, and was not shown as a liability on the Balance Sheet;

(viii) any Liability that is not included on the Final Closing Statement;

(ix) other than liabilities assumed by Purchaser in accordance with Section 1.1(c), any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or severance obligations related to employees, officers, directors, brokers, bankers, independent contractors or agents of any Company or any Affiliate of any Company with respect to the service, engagement or employment, as applicable, of such Persons prior to the Closing (including such obligations that may arise in connection with the transactions contemplated hereby);

(x) any Liability under any Law pertaining to employment and employment practices of the Companies prior to the Closing to the extent they relate to employees of any Company, including all Laws relating to wage and hours, overtime compensation, leaves of absence, unemployment insurance, harassment and discrimination;

(xi) any Transaction Expenses of any Seller Party or any Affiliate thereof or any Liability of any Seller Party incurred under this Agreement or in connection herewith;

(xii) any Liability to any Affiliate of any Seller Party; and

(xiii) any obligation of any Company to indemnify any Person by reason of the fact that such Person was a director, officer, manager, employee, or agent of such Company or was serving at the request of any such entity as a partner, trustee, director, officer, manager, employee, or agent of another entity.

For purposes of Section 1.1(d)(vi)(B), in the case of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any ad valorem Tax for the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(e) Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained with respect to such Purchased Asset or interest therein prior to the Closing. Any transfer or assignment to Purchaser by any Company of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, each Seller Party shall use its commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Purchaser or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, (i) the applicable Company shall hold the Delayed Asset on behalf of Purchaser, (ii) Seller Parties shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by such Company as Purchaser’s agent) reasonably requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset and (iii) the applicable Company shall otherwise enforce and perform for the account of Purchaser and as reasonably directed by Purchaser any other rights and obligations of such Company arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser). Seller Parties shall cause the Companies to comply with their obligations under this Agreement and to maintain their corporate or other existence until all of their obligations pursuant to this Section 1.1(e) and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the Companies to Purchaser for no additional consideration without any further act on the part of any Party. To the extent that the Companies have made any payments to any third party with respect to a Delayed Liability, Purchaser shall reimburse the Companies, by payment to the Seller Parties’ Representative within seven (7) Business Days from receipt of an invoice attested to as a good faith representation of such payments by an officer of each Company, an amount equal to such payments.

Section 1.2 Transaction Consideration. The aggregate consideration (collectively, the “Transaction Consideration”) for the Purchased Assets acquired by Purchaser hereunder, in addition to the assumption of the Assumed Liabilities, shall consist of:

(a) an amount equal to the Indebtedness for Borrowed Money as of the Closing Date (net of Reserve and Available Funds Account Cash with respect thereto) set forth on Schedule 1.2(a) and in any case not to exceed $** (the “Base Transaction Consideration”); plus

(b) $** (subject to Section 1.4(b)) (the “Additional Consideration Amount”); plus

(c) the Debt Reduction Amount, if any; plus

(d) the Earnout Amount, if any; minus

(e) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus

(f) the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital; minus

(g) the sum of (x) the amount of the Seller Transaction Expenses and (y) the Change of Control Payments.

Section 1.3 Closing Date. The Closing shall take place at the offices of Akerman LLP, One Southeast Third Avenue, Suite 2500, Miami, Florida at 10:00 a.m. on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree. The Closing shall be effective as of 12:01 a.m. on the day of the Closing (the “Closing Date”).

Section 1.4 Closing Date Payments.

(a) At least two (2) Business Days prior to the Closing, the Active Equityholders shall cause the Companies’ independent auditor to prepare and deliver to Purchaser (i) Schedule 1.2(a), of which the total amount reflected thereon shall not exceed $** without the written consent of the Purchaser, and which shall be certified by a duly authorized officer of each Company as the total Indebtedness for Borrowed Money as of the Closing Date (net of any Reserve and Available Funds Account Cash with respect thereto) (the

**	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

“Closing Date Indebtedness Schedule”), and (ii) a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), which shall not exceed $** without the written consent of the Purchaser and which shall be certified by a duly authorized officer of each Company as each Company’s good faith estimation of the Net Working Capital as of the Closing Date. The Seller Parties shall promptly provide Purchaser access to all relevant documents and information reasonably requested by Purchaser in connection with its review of the Estimated Net Working Capital and the Closing Date Indebtedness Schedule (including all components thereof). Prior to the Closing Date, Purchaser shall notify the Seller Parties’ Representative of any objections to the Estimated Net Working Capital and the Closing Date Indebtedness Schedule (including any components thereof). If Purchaser has any such objections, the Seller Parties’ Representative and Purchaser shall attempt in good faith to resolve any such objections, and the obligation of Purchaser to consummate the transactions contemplated hereby will be subject to Purchaser’s agreement to the Companies’ determination and calculation of the Estimated Net Working Capital and the Closing Date Indebtedness Schedule (including all components thereof).

(b) In the event that the total Indebtedness for Borrowed Money as of the Closing Date (net of any Reserve and Available Funds Account Cash with respect thereto) exceeds $** , Purchaser may, at Purchaser’s sole discretion, satisfy such excess Indebtedness for Borrowed Money from the Transaction Consideration, elect to reduce the Additional Consideration Amount in an amount equal to such excess Indebtedness for Borrowed Money, and consummate the Closing (subject to the other terms and conditions contained herein).

(c) On the Closing Date, to satisfy its obligation to pay the Transaction Consideration, Purchaser shall:

(i) pay to the Companies, in accordance with Schedule 2 attached hereto, an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by the Seller Parties’ Representative, which shall be equal to the following in the aggregate (collectively, the “Closing Cash Consideration”):

(A) the Additional Consideration Amount (subject to Section 1.4(b)); plus

(B) the Debt Reduction Amount, if any; minus

(C) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus

(D) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus

(E) the sum of (x) the amount of the Seller Transaction Expenses and (y) the Change of Control Payments;

**	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

(ii) pay the amount of all Indebtedness for Borrowed Money (other than with respect to the 2014 Bonds) from the Transaction Consideration as provided in the Loan Payoff Letters;

(iii) pay to U.S. Bank National Association (the “2014 Bond Trustee”), in accordance with the 2014 Bond Payoff Letter, the Redemption Amount from the Transaction Consideration (the “Redemption Funding”); and

(iv) pay the Seller Transaction Expenses and the Change of Control Payments from the Transaction Consideration pursuant to written instructions provided by the Seller Parties’ Representative.

Section 1.5 Earnout Consideration. Following the Closing Date, Purchaser agrees to make an additional payment to the Companies upon the terms and subject to the conditions of this Section 1.5.

(a) Within ninety (90) days after the end of the Earnout Period, Purchaser shall prepare and deliver to the Seller Parties’ Representative a statement (the “Earnout Statement”) setting forth Purchaser’s calculation of the Earnout Amount, and Purchaser shall deliver such statement to the Seller Parties’ Representative, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Earnout Statement.

(b) The Seller Parties’ Representative shall have a period of forty-five (45) days after the date it receives the Earnout Statement from Purchaser to deliver to Purchaser written notice of the Seller Parties’ Representative’s disagreement with any item contained in the Earnout Statement, which notice shall set forth in reasonable detail the basis for such disagreement (an “Objection Notice”). During the forty-five (45) day period following the Seller Parties’ Representative’s receipt of the Earnout Statement, the Purchaser shall provide the Seller Parties’ Representative reasonable access during reasonable hours and under reasonable circumstances to the relevant books and records relating to the preparation of the Earnout Statement, in each case as reasonably requested by the Seller Parties’ Representative in connection with the Seller Parties’ Representative’s review of the Earnout Statement. During the thirty (30) days following Purchaser’s receipt of an Objection Notice, Purchaser and the Seller Parties’ Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Objection Notice, and upon such resolution, the Earnout Statement shall be prepared in accordance with the agreement of Purchaser and the Seller Parties’ Representative.

(c) If Purchaser and the Seller Parties’ Representative are unable to resolve the disputed items set forth in the Objection Notice within thirty (30) days following Purchaser’s receipt of such Objection Notice (or such longer period as Purchaser and the Seller Parties’ Representative may mutually agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, the Neutral Accountant in accordance with the procedures set forth in Section 1.6(b). The Earnout Statement, as adjusted (if necessary) pursuant to the terms of this Agreement, shall be deemed final and binding on the parties (the “Final Earnout Statement”) upon the earliest of (A) the resolution of all disputes, pursuant to this

Section 1.5, by Purchaser and the Seller Parties’ Representative and (B) the resolution of all disputes, pursuant to this Section 1.5, by the Neutral Accountant. The Earnout Amount, as shown on the Final Earnout Statement, shall constitute the “Earnout Amount” for all purposes hereunder. The party for whom the absolute value of the difference between (x) such party’s estimated Earnout Amount and (y) the Earnout Amount set forth in the Final Earnout Statement, is the greatest shall pay the reasonable, documented, out-of-pocket costs and expenses of the other party (other than the fees and expenses of the Neutral Accountant) incurred in connection with such party’s dispute of the Earnout Amount pursuant to this Section 1.5(c); provided, that if the difference between the forgoing (x) and (y) for each of Purchaser and the Seller Parties’ Representative is equal, each party shall bear its own costs and expenses.

(d) If the Earnout Amount exceeds $0, then Purchaser shall deliver the Earnout Amount to the Seller Parties’ Representative by wire transfer in immediately available funds within five (5) Business Days after the determination of the Final Earnout Statement, and the Seller Parties’ Representative shall then distribute any such amount to LCS.

(e) During the Earnout Period, Purchaser agrees to deliver to the Seller Parties’ Representative (i) within thirty (30) days of the last day of each calendar quarter falling within the Earnout Period, financial statements with respect to the Business for the preceding calendar quarter, and (ii) within ten (10) days of the last day of each calendar month falling within the Earnout Period, an occupancy report with respect to the Business for the preceding calendar month.

Section 1.6 Net Working Capital Adjustment.

(a) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Parties’ Representative a statement (the “Closing Statement”) calculating the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”).

(b) If the Seller Parties’ Representative disputes any amounts as shown on the Closing Statement, the Seller Parties’ Representative shall deliver to Purchaser within twenty (20) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth the Companies’ calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Seller Parties’ Representative does not deliver a Dispute Notice to Purchaser within such twenty (20) day period, the Closing Statement prepared and delivered by Purchaser shall be deemed to be the “Final Closing Statement.” The Parties shall use commercially reasonable efforts to resolve such differences within a period of twenty (20) days after the Seller Parties’ Representative has given the Dispute Notice. If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Purchaser and the Seller Parties’ Representative do not reach a final resolution on the Closing Statement within twenty (20) days after the Seller Parties’ Representative has given the Dispute Notice, unless Purchaser and the Seller Parties’ Representative mutually agree to continue their efforts to resolve such differences the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Purchaser, the Seller Parties’ Representative and the Neutral Accountant (which Purchaser and the Seller Parties’ Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the

“Disputed Items”), solely in accordance with the terms of this Agreement. Purchaser and the Seller Parties’ Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, the Seller Parties’ Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement, and the Parties shall use their reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and the Seller Parties’ Representative and determine the amounts to be set forth on the Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Closing Net Working Capital is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.6(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and the Seller Parties’ Representative regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Purchaser and the Seller Parties’ Representative.

(c) Within five (5) Business Days after the final determination thereof, if the Closing Net Working Capital set forth in the Closing Statement: (i) exceeds the Estimated Net Working Capital, Purchaser shall pay such excess amount to the Companies (in accordance with the allocations set forth on Schedule 2); or (ii) is less than the Estimated Net Working Capital, the Seller Parties shall pay such shortfall amount to the Purchaser. Any payments made pursuant to this Section 1.6 shall be treated as an adjustment to the Transaction Consideration by the Parties.

Section 1.7 Allocation of Transaction Consideration. Attached hereto as Exhibit B is a schedule (the “Allocation Schedule”) which sets forth the Parties’ agreed allocation of the Transaction Consideration paid to the Companies in accordance with Section 1.2. Sixty (60) days following the Closing, Purchaser shall provide to the Companies a schedule allocating the Transaction Consideration paid to the Companies in accordance with Section 1.2 (and Assumed Liabilities, capitalized costs and other items required to be included in the Transaction Consideration for federal income Tax purposes), among the Purchased Assets of each Company prepared in accordance with the Code Section 1060 and the Treasury Regulations promulgated thereunder and in accordance with Section 1.2. The Parties agree that they shall report the Transaction Consideration in a manner entirely consistent with such allocation schedule in all Tax Returns and forms and in the course of any Tax audit, Tax review or Tax litigation relating hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE ACTIVE EQUITY HOLDERS

The Companies and the Active Equityholders jointly and severally represent and warrant as of the date hereof and as of the Closing Date to Purchaser that the following statements are correct and complete.

Section 2.1 Organization and Related Matters.

(a) Each of the Facility Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business in the manner currently conducted. LCS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in the manner currently conducted. Each Company is duly qualified or authorized to do business as a foreign limited liability company or corporation, as applicable, and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 2.1(a) of the Disclosure Schedule, except where the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect.

(b) the Companies have delivered to Purchaser complete and correct copies of the Governing Documents of each Company, as amended to date and as presently in effect. Except as set forth on Section 2.1(b) of the Disclosure Schedule, since the inception of each Company, no Company has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person. LCS owns a minority interest in each of the Facility Entities other than Perry. Except as set forth in the immediately preceding sentence, there are no subsidiaries of any Company, and no Company owns any equity security or other equity ownership interest in any Person.

Section 2.2 Authorization and Enforceability. Each Seller Party has all requisite power and authority, and, in the case of any Seller Party that is an individual, the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of each such Seller Party. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Seller Party and constitute legal, valid and binding obligations of each Seller Party, enforceable against such Seller Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3 Books and Records. The Books and Records, copies of all of which have been provided to Purchaser, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of LCS, all of which have been provided to Purchaser, contain accurate and complete records of all material meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of LCS, and no material meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books. The minute books, if any, of Basile, Brooks, Caldwell, Hidalgo, Nueces, Pine Prairie, Tensas and Perry, have been provided to Purchaser.

Section 2.4 Capitalization. Section 2.4 of the Disclosure Schedule sets forth, with respect to (i) LCS: (a) the total number of authorized shares of each class of capital stock of LCS, (b) the total number of issued and outstanding shares of each class of capital stock of LCS, (c) the names of the holders of the issued and outstanding shares of each class of capital stock of LCS, and (d) the number of shares of each class of capital stock held by each such holder; and with respect to (ii) the Facility Entities: (a) the total number of issued and outstanding limited liability company membership interests of each such Company, and (b) the names of the holders of such limited liability company membership interests. No shares of capital stock of LCS are held in treasury. All of the equity securities of each Company have been duly and validly authorized and issued (and, with respect to LCS, are fully paid and nonassessable), and all such equity securities are held of record and owned beneficially as set forth in Section 2.4 of the Disclosure Schedule. No such equity securities have been issued in violation of any preemptive rights or any applicable securities Laws. No Company has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require any Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, limited liability company membership interests or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock, limited liability company membership interest or other equity security. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any of its capital stock, limited liability company membership interests or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to any Company. There are no dividends which have accrued or been declared but are unpaid on the capital stock or limited liability company membership interests of any Company. Except as set forth in Section 2.4 of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, stockholders’ agreements, limited liability company operating agreements or other Contracts with respect to any shares of capital stock or limited liability company membership interests of any Company.

Section 2.5 Conflicts; Consents of Third Parties. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which each Seller Party is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Seller Party with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of such Seller Party; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller Party is a party or by which such Seller Party or its properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which such Seller Party is bound; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of any Seller Party, including the Purchased Assets. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of any Seller Party in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 2.6 Financial Statements; Occupancy Reports.

(a) Included in Section 2.6(a) of the Disclosure Schedule are complete copies of (i) the audited consolidated balance sheets of the Companies as at December 31, 2012, and 2013 and the related audited consolidated statements of income and retained earnings, members’ equity and of cash flows of the Companies for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Companies (the “Balance Sheet”) as at December 31, 2014 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and retained earnings, members’ equity and cash flows of the Companies for the fiscal year then ended (the audited and unaudited balance sheets and statements set forth in (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, members’ equity and cash flows of the Companies, on a consolidated basis, as of the dates and for the periods reflected thereon.

(b) Section 2.6(b) of the Disclosure Schedule sets forth occupancy reports for each Company for the periods described therein which reports are materially accurate in all respects.

Section 2.7 No Undisclosed Liabilities. No Company has any material Liabilities (and, to the Knowledge of the Companies, there is no reasonable basis for any present or future Legal Proceeding against any Company giving rise to any Liability) except (a) to the extent expressly reflected and accrued for or expressly reserved against in the Balance Sheet and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

Section 2.8 Absence of Certain Developments. Except as set forth in Section 2.8 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since September 30, 2014, no Company has conducted its business other than in the ordinary course of business consistent with past practice and:

(a) there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b) no Company has made any declaration or payment of any dividends or distributions on or in respect of any capital stock, limited liability company membership interest or other security of any Company, or redemption, purchase or acquisition of any capital stock, limited liability company membership interest or other security of any Company, or made any other payment to or on behalf of any Company Equityholder or any Affiliate thereof;

(c) there has not been any split, combination or reclassification of any shares of capital stock, limited liability company membership interests or other equity security of any Company;

(d) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Companies having a replacement cost of more than $25,000 for any single loss or $50,000 in the aggregate for any related losses;

(e) no Company has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, manager, employee, distributor or agent of any Company, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of any Company other than officers or managers;

(f) no Company has entered into or amended any employment, deferred compensation, severance or similar agreement;

(g) except for that certain (i) Collective Bargaining Agreement between LCS Corrections Services, Inc. at the Brooks County Detention Center and National Federation of Federal Employees Federal District 1, IAMAW, AFL-CIO, effective May 1, 2014 thru August 31, 2018, (ii) Collective Bargaining Agreement between LCS Corrections Services, Inc. at the Coastal Bend Detention Center and National Federation of Federal Employees Federal District 1, IAMAW, AFL-CIO, effective May 1, 2014 thru August 31, 2018, and (iii) Collective Bargaining Agreement between LCS Corrections Services, Inc. at the East Hidalgo Detention Center and National Federation of Federal Employees Federal District 1, IAMAW, AFL-CIO, effective May 1, 2014 thru August 31, 2018, no Company has entered into any collective bargaining agreement or relationship with any labor organization;

(h) there has not been any material change by any Company in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to any Company;

(i) except for the transactions contemplated by this Agreement, no Company has entered into or amended any other transaction, Included Contract or other material Contract other than in the ordinary course of business consistent with past practice;

(j) no Company has hired employees or engaged independent contractors other than in the ordinary course of business consistent with past practice;

(k) no Company has breached any Included Contract or other material Contract;

(l) no Company has made any loans, advances or capital contributions to, or investments in, any Person other than in the ordinary course of business consistent with past practice;

(m) no Company has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of any Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(n) no Company has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Included Contract or other material Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to any Company;

(o) no Company has entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of any Company other than pursuant to the terms of the Contracts set forth on Section 2.22 of the Disclosure Schedule;

(p) no Company has made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $75,000 individually or $250,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practice;

(q) no Company has entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past practice;

(r) no Company has materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s) no Company has amended any of its Governing Documents;

(t) no Company has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(u) no Company has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of any Company, or incurred any new Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practice);

(v) no Company has (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Company Equityholder or any Affiliate thereof;

(w) no Company has entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(x) no Company has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(y) no Company has failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing any Permits applicable to such Company; and

(z) no Company has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.8.

Section 2.9 Taxes.

(a) Each of Company has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by each Company (whether or not shown on any Tax Return) have been paid. No Company is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Companies in a jurisdiction where any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b) The Companies have withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Company has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d) No Company is an obligor on, and none of their assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of any Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against any Company. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by any Company.

(f) There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of the Companies, threatened against or with respect to any Company. No Company and no director, manager or officer (or employee responsible for Tax matters) of any Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(g) No Company has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Company has Liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(h) No Company is a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(i) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to any Company for taxable periods ending on or after January 1, 2012 have been delivered to Purchaser.

(j) The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) No Company is subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(l) No Company has pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(m) LCS is, and has, since January 1, 2003, been an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. LCS’s election to be treated as an S corporation was timely filed with the IRS and has not been superseded by any subsequent filing. LCS has not received any correspondence from the IRS questioning its status as an S corporation. The Company Equityholders have not and will not be subject to any Taxes for any period ending on or prior to the Closing Date pursuant to Section 1374 or Section 1375 of the Code.

(n) Each Company, other than LCS, is, and has been since its date of formation, a partnership for federal and applicable state income tax purposes.

Section 2.10 Real Property.

(a) Section 2.10(a) of the Disclosure Schedule sets forth a true, correct, and complete list and description of all real property and interests in real property owned in fee by any Company (each such real property, together with all of the facilities, buildings, structures, fixtures, or other improvements situated thereon (“Improvements”) and all of such Company’s rights to access, all strips or gores adjoining the real property, easements, alleys, privileges, rights-of-way, reversions, remainders, riparian and other air, water, mineral, development, utility and other rights, entitlements, privileges, incentives, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property and Improvements or used in connection with the ownership, maintenance or operation of the real property or Improvements, an “Owned Real Property” and collectively, the “Owned Real Properties”), which description on Section 2.10(a) of the Disclosure Schedule shall include: (i) the legal description of each Owned Real Property; (ii) the address of each Owned Real Property; (iii) the use of each Owned Real Property; and (iv) a true, correct, and complete list of all leases, subleases, licenses, use, rental or other occupancy agreements, possessory rights, options and rights of first refusal, relating to or affecting any portion of each Owned Real Property together with any and all assignments, amendments, modifications, side letters, estoppels, consents, supplements, renewals and guarantees thereof, and other agreements relating thereto (each, an “Owned Real Property Lease” and collectively, the “Owned Real Property Leases”), including the names of the parties to each Owned Real Property Lease (each tenant, subtenant, licensee, and/or occupant under any Owned Real Property Lease is hereinafter referred to as a “Tenant”), the date of each Owned Real Property Lease, the term of each Owned Real Property Lease (including the commencement date and expiration date and any renewal periods thereof), the rent due under each Owned Real Property Lease, the amount of the security deposit required to be held under such Owned Real Property Lease, and the actual amount being held by the Companies therefor, and any options or rights to purchase any of the Owned Real Properties.

(b) There are no parcels of real property or interests in real property leased, subleased, licensed or otherwise occupied by any Company (other than the Owned Real Property), as a lessee, sublessee, licensee or under any other occupancy right, except for the LCS Louisiana headquarters office which is currently leased on a month to month basis.

(c) The Companies have made available to Purchaser true, correct, and complete copies of all of the Companies’ prior and existing title insurance policies and commitments relating to the Owned Real Properties, all surveys in the possession or control of the Companies, and such other inspection reports, certificates of occupancy, encumbrances, environmental assessments, appraisals, information, data, reports, notices, Contracts, agreements and other documents relating to the Owned Real Property in the Companies’ possession or control requested by Purchaser prior to the date hereof.

(d) The Owned Real Properties constitute all interests in real property currently used or currently held for use in connection with the Business as the Business is currently conducted, except for the LCS Louisiana headquarters office which is currently leased on a month to month basis.

(e) To the Knowledge of the Companies, true, correct, and complete copies of all documents, instruments, and agreements evidencing the Permitted Liens have previously been made available by the Companies to Purchaser, and there are no such matters which affect the Owned Real Property except as may be set forth in the Title Evidence. To the Knowledge of the Companies, there are no matters which create a breach of any of the documents evidencing the Permitted Liens, and to the Knowledge of the Companies, no Person has a valid legal basis to issue a notice of non-compliance or has threatened to do so with respect to any Permitted Liens.

(f) All of the Owned Real Property Leases constitute the entire agreement between the parties thereto, are valid, binding against such Company, and, to the Companies’ Knowledge, the Tenants thereto, and are in full force and effect. None of the Companies has received any written notice of any breach of any of the Owned Real Property Leases and each Company and, to the Companies’ Knowledge, each Tenant thereto, is in compliance in all material respects with all obligations of such party thereunder. No security deposit or portion thereof deposited with respect to any Owned Real Property Lease has been applied in respect of a breach of any such Owned Real Property that has not been redeposited in full. None of the Companies owes any brokerage commissions or finder’s fees with respect to any Owned Real Property Lease. None of the Companies has collaterally assigned or granted any Lien in any Real Property Lease or any interest therein (other than Permitted Liens). The Companies have delivered to Purchaser true, correct, and complete copies of the Owned Real Property Leases. Each of the Tenants with respect to each Owned Real Property Lease has exercised within the time prescribed therein, any option provided therein to extend or renew the term thereof. None of the Companies has given or received any written notice of termination, cancellation, adverse modification, or non-renewal with respect to any Owned Real Property Lease; the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right thereunder; and all sums and charges payable under any Owned Real Property Lease are current. No Seller Party has entered into, nor has any Seller Party received any notice of, and the Companies have no Knowledge of, any rights of first refusal or first offer, options to purchase, or any other rights or agreements with respect to the Owned Real Property (or any other real property) which may delay, hinder or prevent the transactions contemplated hereby; and any and all documents, instruments or agreements evidencing such rights have been delivered to Purchaser prior to the date hereof.

(g) To the Knowledge of the Companies, the Owned Real Property is in compliance with all applicable building, zoning, subdivision, health and safety, and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, or its equivalent in any international jurisdictions, and all insurance requirements affecting the Real Properties (collectively, the “Real Property Laws”), and the use or occupancy of the Owned Real Property by any Company or operation of the Business thereon does not breach any Real Property Laws. None of the Companies has received any notice of breach or alleged breach of any Real Property Law. To the Knowledge of the Companies, there is no pending or anticipated change in any Real Property Law that will impact the Owned Real Property or any portion thereof in the continued operation of the Business or the use or occupancy of the Owned Real Property. With respect to the Owned Real Property, there is no pending or, to the Knowledge of the Companies, threatened zoning application or proceeding or condemnation, eminent domain, or taking proceeding or any sale or other disposition or any part thereof in lieu of condemnation (nor has any Seller Party agreed or committed to dedicate any of the Owned Real Property), nor any tax reduction, appeal or contest proceedings. No Seller Party has received notice of, and the Companies have no Knowledge of, any pending or proposed special area or other assessment with respect to the Owned Real Property, except for any such assessments currently payable which will be prorated as of the Closing Date in accordance with this Agreement, or any proposed or pending public improvements which may give rise to any such assessments affecting the Owned Real Property.

(h) All Improvements located on the Owned Real Property used by any Company (including all water, sewer, gas, electrical, and HVAC systems servicing the same): (i) are in operating condition; ordinary wear and tear excepted; and (ii) to the Knowledge of the Companies, are structurally sound and free of any material defects. To the Knowledge of the Companies, except as would be observed by an inspection of the Owned Real Property, there are no conditions affecting any of the Owned Real Property that, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof by any Company in the operation of the Business as currently conducted thereon. There are no outstanding or, to the Knowledge of the Companies, threatened requirements by any insurance company which has issued an insurance policy covering the Owned Real Properties (or to the Companies’ Knowledge, the Leased Real Properties) or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any Owned Real Property. The Companies have previously provided Purchaser true, correct, and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Owned Real Property which are in any Company’s possession or control and have been requested by the Purchaser.

(i) The Owned Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the Business as currently conducted thereon; (ii) and all Improvements located on, under, over, or within the Real Property, and other aspects of each parcel of Owned Real Property, to the Knowledge of the Companies: (A) consists of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such facilities in the manner and purposes to which they are presently devoted; and (B) has received certificates of occupancy or an equivalent approval from the local Governmental Authority, as required by applicable Real Property Laws, in connection with the Improvements located thereon; (iii) is not subject to, nor has any Governmental Authority threatened to issue any notice or Order that adversely affect the use, occupancy or operation of any part of the Owned Real Property, or requires, as of the date hereof or a specified date in the future, any repairs, or alteration or additions or improvements thereto, or the payment or dedication of any money, fee, exaction or property. No work has been performed during the past year or is in progress by the Companies or any third parties on any of the Owned Real Property and no materials have been furnished to any such parcels or any portion thereof which might give rise to mechanic’s, materialman’s or other liens against such parcels or any portion thereof. Except as set forth in the Permitted Liens, no portion of the Owned Real Property serves any adjoining or other property for any purpose (including for parking, drainage or access), and the parcels do not rely on any facilities (including parking facilities) located on any adjoining or other property to fulfill any zoning, building code or other municipal or governmental requirements or for furnishing essential building systems or utilities or for drainage or access.

Section 2.11 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 2.11(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $12,000 relating to personal property used by any Company or to which any Company is a party or by which the properties of any Company are bound. The Companies have delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) Each Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by any Company, or, to the Knowledge of the Companies, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and each Company, and to the Knowledge of the Companies, each other party thereto is in compliance with all obligations of each Company or such other party, as the case may be, thereunder.

(c) Each Company (and not any Affiliate thereof) has good and marketable title to all its assets, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser.

(d) All tangible personal property owned by the Companies, and all of the items of tangible personal property used by the Companies under the Personal Property Leases, are structurally sound, are, taken as a whole, in good operating condition and repair, and are adequate for the uses to which they are being put, and, to the Knowledge of the Companies, none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Section 2.11(d) of the Disclosure Schedule lists all of tangible personal property owned by each Company.

Section 2.12 Intellectual Property.

(a) The Companies own, free and clear from all Liens, except for Permitted Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property used by the Companies in the conduct of the Business as it is currently conducted. The Intellectual Property owned by the Companies (“Owned Intellectual Property”) and the Intellectual Property licensed to the Companies under any Intellectual Property licenses comprise all of the Intellectual Property that is used by the Companies in the conduct the Business as it is currently conducted.

(b) The Companies have no Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body.

Section 2.12(b) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property. The Companies have no written licenses and arrangements other than ordinary course licenses of commercially available software.

(c) To the Knowledge of the Companies, the continued operation of the Business as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d) There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Companies, threatened, that challenges the rights of any Company in respect of any Owned Intellectual Property.

Section 2.13 Contracts.

(a) Section 2.13(a) of the Disclosure Schedule sets forth all of the Included Contracts to which each Company is a party or by which it or any of its assets are bound.

(b) Complete copies of the Included Contracts required to be set forth in Section 2.13(a) of the Disclosure Schedule have previously been provided to Purchaser by the Companies. Except as set forth in Section 2.13(b) of the Disclosure Schedule, all of the Included Contracts disclosed in Section 2.13(a) of the Disclosure Schedule shall, following the Closing, remain enforceable by the Purchaser and, to the Knowledge of the Companies, binding on the other parties thereto, without the Consent of any Person. No Company is in material default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default, under any such Contract or any other obligation owed by any Company, and, to the Knowledge of the Companies, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default by any other party to any such Contract. Each of the Contracts disclosed in Section 2.13(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Knowledge of the Companies, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to the Knowledge of the Companies, threatened under any such Contract. Each Company, and to the Knowledge of the Companies, each other party thereto is in material compliance with all of its obligations under each such Contract.

Section 2.14 Employee Benefits.

(a) Section 2.14 of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by any Company or by any trade or business, whether or not incorporated, that together with the Companies would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of any Company or any Company ERISA Affiliate (“Employee Benefit Plans”). Section 2.14 of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Each Company has no Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 2.14 other than the Employee Benefit Plans set forth on Section 2.14 of the Disclosure Schedule.

(b) Each Company and each Company ERISA Affiliate does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Each Company does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has either received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code or, if the Qualified Plan is not eligible currently for a determination letter because of the IRS Cycle filing requirements, has been operated in compliance with the Code. Nothing has occurred or will occur through the Closing with respect to any such plan that would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the Companies. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the Companies.

(e) There has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to or made available to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g) There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Companies, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Companies, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances that could form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h) Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been satisfied on a timely basis.

(i) The Companies maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with Companies’ COBRA obligations rising in connection with the transactions contemplated herein (assuming Purchaser’s compliance with its obligations pursuant to Section 4.11(d)). No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of any Company or its predecessors after termination of employment or other service other than the rights that may be provided by Law.

(j) No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l) No security issued by any Company forms or has formed any part of the assets of any Employee Benefit Plan.

(m) The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n) No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o) Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p) Each Company has taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of such Company is subject to taxes or penalties under Section 409A of the Code.

(q) Each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.

Section 2.15 Labor.

(a) Section 2.15(a) of the Disclosure Schedule contains a list of all persons who are employees, material consultants or material contractors of each Company, and all employees of Perry County Capital Improvement District who perform services at or related to any Perry facility, as of the date hereof, and sets forth for each such individual, to the extent disclosure of such information is permitted by Law, the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b) Except as set forth on Section 2.15(b) of the Disclosure Schedule, no Company is, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees or any employees of Perry County Capital Improvement District who perform services at or related to any Perry facility, and there are no labor organizations representing, purporting to represent or, to the Companies’ Knowledge, attempting to represent any employee. Except as set forth on Section 2.15(b) of the Disclosure Schedule, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting any Company or any of its employees or any employees of Perry County Capital Improvement District who perform services at or related to any Perry facility. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of the Companies, threatened against any Company, except as set forth on Section 2.15(b) of the Disclosure Schedule.

(c) Except as set forth on Section 2.15(c) of the Disclosure Schedule, no labor organization or group of employees of any Company or, to the Knowledge of the Companies, any group of employees of Perry County Capital Improvement District who perform services at or related to any Perry facility, has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Companies, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Except as set forth on Section 2.15(c) of the Disclosure Schedule, there is no organizing activity involving any Company pending or, to the Knowledge of the Companies, threatened by any labor organization or group of employees of any Company or group of employees of Perry County Capital Improvement District who perform services at or related to any Perry facility.

(d) Except as set forth on Section 2.15(d) of the Disclosure Schedule, there are no Legal Proceedings against any Company pending or, to the Knowledge of the Companies, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment or termination of employment of any individual or group by any Company.

(e) To the Knowledge of the Companies, no executive or employee currently has any plans to terminate employment with any Company or terminate employment with Perry County Capital Improvement District independently of or as a result of the transactions contemplated by this Agreement.

(f) Except as set forth on Section 2.15(f) of the Disclosure Schedule, each Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of any Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. All individuals characterized and treated by any Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as set forth on Section 2.15(f) of the Disclosure Schedule, there are no Legal Proceedings pending against any Company, or to the Companies’ Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. To the Knowledge of the Companies, there are no internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of any Company that are pending or under investigation.

(g) Each Company has complied with WARN and has no plans to undertake any action in the future that would trigger WARN, except as may be contemplated by this Agreement.

(h) To the Knowledge of the Companies, all employees of the Companies, and all of the employees of Perry County Capital Improvement District who perform services at or related to any Perry facility, are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against any Company or, to the Companies’ Knowledge, any employees thereof or of any employee of Perry County Capital Improvement District who performs services at or related to any Perry facility, that (i) alleges any failure so to comply or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of any Company to sponsor employees for immigration benefits and, to the Knowledge of the Companies, there is no reasonable basis for any of the foregoing. To the Knowledge of the Companies, there is no reasonable basis to believe that any employee of any Company, or any employee of Perry County Capital Improvement District who performs services at or related to any Perry facility, will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws. Each Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation or other Legal Proceeding has been commenced against any Company at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

Section 2.16 Litigation.

(a) Except as set forth in Section 2.16(a) of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Companies, threatened against any Company (or to the Knowledge of the Companies, pending or threatened against any of the officers, directors, managers or key employees of any Company in relation to such Company or the Business) or any of the Owned Real Property before any court or other Governmental Body or any arbitral tribunal, nor to the Knowledge of the Companies is there any basis for any such Legal Proceeding.

(b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, no Company is currently engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. No Company is subject to any Order of any Governmental Body.

Section 2.17 Compliance with Laws; Permits.

(a) Each Company is, and has at all times been, in material compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. Except as set forth in Section 2.17(a) of the Disclosure Schedule, no Company has received written notice from any Governmental Body of, and the Companies have no Knowledge of, any material failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Companies, threatened against any Company.

(b) Section 2.17(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by any Company or that otherwise relates to the Business. Each Permit listed or required to be listed in Section 2.17(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 2.17(b) of the Disclosure Schedule:

(i) each Company is, and has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a material failure to comply with any term or requirement of any Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule;

(iii) no Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(iv) all applications required to have been filed for the renewal of the Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Section 2.17(b) of the Disclosure Schedule collectively constitute all of the material Permits necessary to enable each Company to lawfully conduct and operate the Business in the manner currently conducted and to own and use its assets in the manner in which it currently owns and uses such assets.

(c) All medical records and protected health information maintained by or in the possession of each Company are maintained in material compliance with, and each Company is and has been in material compliance with HIPAA. None of the Companies has had reported to it any breach of “unsecured protected health information” (as defined in HIPAA) and the Companies do not have Knowledge of any such breach. There is no pending or, to the Companies’ Knowledge, threatened, and during the last five years there has been no, Legal Proceeding of, against or involving any Company relating to any violation or breach, or alleged violation or breach, of HIPAA, nor has any Company received any notice from the U.S. Department of Health and Human Services Office of Civil Rights, the U.S. Department of Justice or other Governmental Body regarding any such breach or violation or alleged breach or violation. The Companies have made available to Purchaser true, complete and correct copies of any and all written complaints or notices alleging a breach or violation of HIPAA by any Company. Each Company has entered into a business associate agreement with each Person that is a “business associate” with respect to such Company or with respect to which such Company is a “business associate,” and no Company and, to the Companies’ Knowledge, no other party thereto is in breach or default under any such business associate agreement.

Section 2.18 Environmental Matters.

(a) The operations of each Company are currently and have been in material compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”);

(b) Each Company has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate the Business as presently conducted;

(c) No Company is the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material;

(d) No Company has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law or with respect to any Release of Hazardous Material

(e) No Company has incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and, to the Knowledge of the Companies, there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to Liability under Environmental Laws; and

(f) Except as set forth in Section 2.18(f) of the Disclosure Schedule, to the Knowledge of the Companies, there is not located at any of the Owned Real Properties any (i) storage, septic, or other aboveground or underground storage tanks, (ii) asbestos or asbestos-containing material (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold.

(g) Section 2.18(g) of the Disclosure Schedule sets forth a true, correct, and complete list of all: (i) reports of environmental assessments, audits, investigations, or other similar studies or analyses which have been performed by or on behalf of any Seller Party, or which are otherwise in any Seller Party’s possession, with respect to any of the Owned Real Property; and (ii) each Company’s insurance policies issued at any time that may provide coverage to any Company for environmental matters; and with respect to each of (i) or (ii) above, the Companies have delivered true, correct, and complete copies of such documents to Purchaser.

Section 2.19 Insurance. Section 2.19 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by each Company, complete copies of which policies have previously been delivered to Purchaser by the Companies. Such policies are in full force and effect, all premiums due thereon have been paid and no Company is in default thereunder. Such insurance policies are sufficient for compliance with all applicable Laws and Contracts to which each Company is a party or by which it is bound. No Company has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Companies, is there any basis for any such action. Section 2.19 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past five (5) years with any insurance company by any Company and any instances within the previous five (5) years of a denial of coverage of any Company.

Section 2.20 Receivables; Payables.

(a) The accounts receivable and notes receivable of each Company reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, all such receivables are valid, collectible and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Companies in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. A complete list of all accounts receivable and notes receivable of the Companies as of December 31, 2014 is included in Section 2.20 of the Disclosure Schedule.

(b) All accounts payable of the Companies reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Companies.

Section 2.21 Customers and Suppliers.

(a) Section 2.21(a) of the Disclosure Schedule sets forth a complete and correct list of the top ten (10) customers of the Business for the twelve months ended December 31, 2013 and 2014, and the amount of sales to each such customer during such period. To the Knowledge of the Companies, except as set forth on Section 2.21(a) of the Disclosure Schedule, no such customer has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with any Company, nor is there any dispute therewith.

(b) Section 2.21(b) of the Disclosure Schedule sets forth a complete and correct list of the top ten (10) suppliers of the Business for the twelve months ended December 31, 2013 and 2014, and the amount of purchases from each such supplier during such period. To the Knowledge of the Companies, except as set forth on Section 2.21(b) of the Disclosure Schedule, no such supplier has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with any Company, nor is there any dispute therewith.

Section 2.22 Related Party Transactions. Except as described in Section 2.22 of the Disclosure Schedule, since December 31, 2011, no Company has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of any Company or any Company Equityholder. Except as described in Section 2.22 of the Disclosure Schedule, since December 31, 2011, no Company nor any of its Affiliates nor, to the Knowledge of the Companies, any of its officers, managers or employees, has (i) owned any direct or indirect interest of any kind in, or controls or is a director, officer, manager, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of any Company, (B) engaged in a business related to the business of any Company, or (C) a participant in any material transaction to which any Company has been a party or (ii) been a party to any Contract with any Company or engaged in any transaction or business with any Company. Except as described in Section 2.22 of the Disclosure Schedule, no Company has any Contract or understanding with any officer, director, manager, employee, limited liability company member or shareholder of any Company, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by any Company.

Section 2.23 Brokers Fees and Other Arrangements. No Company has any Liability to pay any fees, commissions or compensation of any kind to any Venture Party, former employee, director or independent contractor of any Company, or any of their Affiliates, or to any investment banker, broker, finder or agent, with respect to the transactions contemplated by this Agreement. No portion of the Transaction Consideration, nor any other compensation or amount, is payable or will become due or payable to any Venture Party, former employee, director or independent contractor of any Company, or any of their Affiliates, as a result of the consummation of the transactions contemplated by this Agreement. No Company is a party to, nor are any of their assets bound by, any Contract to which any Venture Party, former employee, director or independent contractor of any Company, or any of their Affiliates, is a party. No Venture Party, former employee, director or independent contractor of any Company, nor any of their Affiliates, is entitled to any future compensation or otherwise holds any right with respect to the Business. For purposes of this Section 2.23, “Venture Party” means (i) any Person that is, with respect to any Company, a co-venturer, joint venture partner or similar Person, or (ii) any Person, and such Person’s Affiliates, that is a stockholder, member or other equity security holder of any entity in which any Company is a stockholder, member or other equity security holder (other than LCS, with respect to its minority interest in each of the Facility Entities).

Section 2.24 Absence of Certain Business Practices. Except as set forth in Section 2.24 of the Disclosure Schedule, each Seller Party has not, and no Affiliate or agent of any Seller Party, and no other Person acting on behalf of or associated with any Seller Party, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of any Company (or assist any Company in connection with any actual or proposed transaction), in each case which may subject any Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 2.25 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by any Company in the conduct of the Business (collectively, the “Systems”) have experienced material failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by any Company.

Section 2.26 Bulk Sales; Solvency. The transactions contemplated by this Agreement are not subject to any bulk sales, transfer or similar Laws of any jurisdiction. Each Company is presently and will continue to be solvent upon the consummation of this Agreement and the transactions contemplated hereby.

Section 2.27 Bank Accounts; Powers of Attorney. Section 2.27 of the Disclosure Schedule sets forth (a) with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of each Company, the name of the financial institution, the type of account and the account number, and (b) the name of each Person holding a general or special power of attorney from or with respect to each Company and a description of the terms of each such power.

Section 2.28 Activities of Gottlieb & Gottlieb, P.A. Except (i) as set forth on Schedule 2.28 of the Disclosure Schedule, (ii) for its service as trustee under the Loan Agreements, and (iii) for its service as trustee under those Mortgage Loan Agreements that were satisfied in connection with the consummation of the issuance of the 2014 Bonds, Gottlieb & Gottlieb, P.A. has not acted on behalf of any Company as its agent, principal or representative, including by executing any Contract pursuant to which any Company or its assets are bound, disbursing or receiving any funds, or otherwise exercising any right of any Company. In connection with the consummation of the issuance of the 2014 Bonds, Gottlieb & Gottlieb, P.A. duly satisfied, in accordance with its terms, each Mortgage Loan Agreement (or similar loan document or agreement) in effect with respect to each of Basile, Brooks, Caldwell, Hidalgo, Nueces and Pine Prairie immediately prior to the consummation of the issuance of the 2014 Bonds, and no amounts remained due or owing to any loan party thereto following the consummation of such issuance.

Section 2.29 No Other Representations, Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NONE OF THE SELLER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES ARE HEREBY MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ITS AFFILIATES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Companies as follows:

Section 3.1 Organization. GEO is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Correctional Properties, LLC is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business. Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified for authorized would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.3 Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

Section 3.4 Brokers Fees. Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.5 No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 3.6 Sufficient Transaction Consideration. Purchaser will have as of the Closing Date, cash or cash equivalents on hand in an amount sufficient to enable it to pay the full amount of the Transaction Consideration and to consummate the transactions contemplated herein.

Section 3.7 No Other Representations. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NEITHER THE PURCHASERS NOR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES IS HEREBY MAKING ANY REPRESENTATION OR WARRANTY TO THE SELLER PARTIES, OR ANY OF THEIR AFFILIATES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.

ARTICLE IV

COVENANTS

Section 4.1 Commercially Reasonable Efforts; Notices and Consents.

(a) Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in ARTICLE V).

(b) Each of the Parties shall give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any Consents which are required to be given, made or obtained by it in connection with consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, on the date of this Agreement, LCS shall deliver to the 2014 Bond Trustee, written notice of the transactions contemplated hereby and instruction to the 2014 Bond Trustee to give, as soon as practicable, notice of extraordinary mandatory redemption of the 2014 Bonds (the “Notice of Redemption”) under Section 3.07 of the Indenture (as defined below) to the holders of the 2014 Bonds and to redeem, on the thirtieth (30th) day after the giving of such Notice of Redemption (the “Redemption Date”), all of those certain Industrial Development Authority of the County of La Paz, Arizona, Senior Lien Project Revenue Bonds (Federally Taxable) Series 2014 (the “2014 Bonds”) issued under that certain Trust Indenture between The Industrial Development Authority of the County of La Paz, Arizona (the “Issuer”) and the 2014 Bond Trustee, dated as of January 1, 2014 (the “Indenture”). At Closing, LCS shall cause the Issuer to deliver to the Trustee the items necessary to defease the 2014 Bonds and cause the Trustee to issue a notice of satisfaction and discharge as provided for in Article X of the Indenture satisfactory in all respects to Purchaser (the “Defeasance Certificate”), together with satisfactions of the Deeds of Trust and other mortgages encumbering the Owned Real Property, releases of any other collateral securing the 2014 Bonds (other than such portion of the Purchase Price deposited to defease the 2014 Bonds), satisfactory in all respects to the Purchaser, including by providing such opinions of counsel and other certificates, report and other instruments that the 2014 Bond Trustee may require. The costs and expenses asociated with the defeasance and redemption described in this Section 4.1(b) shall be borne by Purchaser as set forth in Section 8.2.

(c) From the date hereof until the Closing, the Companies shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller Parties hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.1 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iv) any Legal Proceedings commenced or, to the Companies’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.16 or that relates to the consummation of the transactions contemplated by this Agreement.

Purchaser’s receipt of information pursuant to this Section 4.1(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement (including Section 6.1 and Section 7.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 4.2 Access to Information; Financial Statements.

(a) From the date hereof until the Closing, the Companies shall (i) afford Purchaser and its employees, agents, accountants and legal and financial advisors (collectively, the “Purchaser’s Agents”) with reasonable access, during normal business hours, to the offices, Owned Real Properties, Leased Properties, and all other properties of the Companies, and Books and Records of the Companies relating to the Business, but only to the extent that such access does not unreasonably interfere with the operations of the Companies and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of the Companies as Purchaser may from time to time reasonably request. The

Companies shall facilitate Purchaser’s contact and communication with the employees and personnel of the Companies, customers, suppliers, vendors and distributors of the Business, all as requested upon reasonable notice by Purchaser to the Seller Parties’ Representative and during normal business hours after the date hereof. The Companies shall direct the employees and personnel of the Companies to cooperate with Purchaser in connection with the foregoing. In order to achieve a smooth transition consistent with the mutual business interests of the Seller Parties and Purchaser, the Parties agree that they will enter into and continue good faith discussions concerning the Companies, including personnel policies and procedures, and other operational matters relating to the Companies.

(b) From the date hereof until the Closing, the Companies shall, as soon as practicable and in any event within fifteen (15) days after the end of each fiscal month of the Companies, deliver to Purchaser the internally prepared consolidated financial statements of the Companies as of the end of such fiscal month, for such fiscal month and for the period from the beginning of the then-current fiscal year to the end of such fiscal month.

Section 4.3 Operation of Business. Except as set forth in Section 4.3 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), and except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Companies shall use their commercially reasonable efforts to conduct their Business operations in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, and to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organization, keep their physical assets in good working condition, keep available the services of their current officers and employees and preserve their relationships with Governmental Bodies, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Companies shall not, without the written consent of Purchaser, take any of the following actions:

(a) declare or pay any dividends or distributions on or in respect of any of the capital stock or other securities of any Company, or redeem, purchase or acquire any capital stock or other securities of any Company or make any other payment to or on behalf of any shareholder, limited liability company member or other equity holder of any Company or any Affiliate thereof;

(b) make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, manager, distributor or agent of any Company, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of any Company;

(c) enter into or amend any employment, deferred compensation, severance or similar contract;

(d) compensate any director or manager of any Company, including any payment in the nature of director’s fees;

(e) materially change any of its accounting or Tax reporting principles, methods or policies, settle any Tax controversy, amend any Tax Return, or make any material Tax election by or with respect to any Company;

(f) except for the transactions contemplated by this Agreement, enter into any material transaction or Contract, or amend any Included Contract, other than in the ordinary course of business consistent with past practice;

(g) hire any employees or engage any independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(h) breach any Included Contract in any material respect, or willfully or intentionally breach any other Contract;

(i) make any loans, advances or capital contributions to, or investments in, any Person;

(j) mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of any Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(k) cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any Included Contract or any right that is a Purchased Asset, except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to any Company;

(l) enter into or amend any Contract or transaction with any of its Affiliates or pay any fees, expenses or other amounts to any Affiliate of any Company;

(m) make or commit to make any capital expenditures or capital additions or improvements (i) in excess of $75,000 individually or $250,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practice;

(n) enter into any prepaid services transactions with any of its customers or otherwise inappropriately accelerate revenue recognition or the sales of its services for periods prior to the Closing;

(o) amend any of its Governing Documents;

(p) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(q) issue any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of any Company, or incur any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practice);

(r) (i) discharge, repay, amend, modify, make payment on, cancel or compromise any Indebtedness, or discharge or satisfy any Lien, or (ii) engage in any transaction or provide any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Company or any Affiliate thereof;

(s) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE V not being satisfied;

(t) enter into any Contract or instrument that will affect the marketability of title to any part of the Owned Real Properties; or

(u) enter into any Contracts or commitments to do or perform in the future any actions prohibited by this Section 4.3.

Section 4.4 Further Assurances; Litigation Support.

(a) If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that no Party shall be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith. For a reasonable period of time following the Closing, the Seller Parties shall cooperate reasonably with Purchaser, at Purchaser’s reasonable expense, to encourage each lessor, licensor, customer, supplier, or other business associate of each Company to maintain the same business relationships with each such Company after the Closing as it maintained with each such Company prior to the Closing.

(b) Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving any Company or the Purchased Assets, each Seller Party shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense.

(c) Following the Closing, in the event and for so long as the Seller Parties are actively involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving any Company or the Purchased Assets, Purchaser shall, at no out of pocket expense to Purchaser or its Affiliates, cooperate reasonably with the Seller Parties’ Representative and the Seller Parties’ Representative’s counsel in such involvement, contest or defense, and provide such access to the books and records of Purchaser as are solely related to the Business and as shall be reasonably necessary in connection with such contest or defense.

Section 4.5 Names and Logos. From and after the Closing, the Seller Parties will not, and will cause their respective Affiliates not to (i) use any names or logos incorporating or similar to “LCS,” “Louisiana Corrections Services,” “Perry Detention Services” or any derivatives thereof or any other trade name used in the Business (the “Prohibited Names”), or (ii) grant or otherwise provide any consent, approval or authorization for any Person to use the Prohibited Names. The Seller Parties shall have a period of thirty (30) days following the Closing to effect any name changes or other actions which will allow them to comply with the requirements of clause (i) of this Section 4.5.

Section 4.6 Mail; Payments; Receivables; Bank Accounts.

(a) From and after the Closing, the Active Equityholders shall, and agree to cause the Companies to, refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets or the conduct of the Business after the Closing Date. From and after the Closing, the Active Equityholders further agree to, and further agree to cause the Companies, subject to Section 4.6(b) and (c), to remit to Purchaser all payments and invoices received by them or their Affiliates that relate to the Purchased Assets (including accounts receivable), the Assumed Liabilities or the conduct of the Business after the Closing Date within ten (10) Business Days after their receipt thereof. If Purchaser or its Affiliates receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliates shall remit any such funds to the Companies within ten (10) Business Days after their receipt thereof.

(b) The Active Equityholders shall cause the Companies, on or prior to the Closing, to deliver to each financial institution set forth on Section 1.1(a)(xvi) of the Disclosure Schedule and Section 2.27 of the Disclosure Schedule irrevocable direction letters in form satisfactory to Purchaser (i) instructing each such financial institution to deliver, by wire transfer immediately upon receipt and in no event later than one (1) Business Day after receipt, the contents of all accounts set forth on Section 1.1(a)(xvi) of the Disclosure Schedule and Section 2.27 of the Disclosure Schedule (the “Old Accounts”) to the bank accounts designated by Purchaser in writing (the “New Accounts”), and (ii) instructing such financial institutions that all assets deposited in the Old Accounts after the Closing Date, if any, shall be remitted to Purchaser by wire transfer to the New Accounts immediately upon deposit, and in no event later than one (1) Business Day of the deposit, of any asset in the Old Accounts (the “Irrevocable Direction Letters”).

(c) The Active Equityholders shall cause the Companies, on or prior to the Closing, to deliver written notice, in form satisfactory to Purchaser, to (i) each of the Governmental Bodies set forth on Section 4.6(c) of the Disclosure Schedule, and (ii) any other Person who has deposited any assets in the Old Accounts since December 31, 2013, instructing such Governmental Bodies and other Persons that any amounts owed to the Companies with respect to operation of the Companies prior to the Closing, and any amounts owed with respect to the operation of the Business after the Closing, must be deposited in the New Accounts (the “New Account Notices”).

Section 4.7 Public Announcements; Confidentiality.

(a) Unless otherwise required by applicable Law or rule of any applicable securities exchange, no Seller Party shall (and, prior to the Closing, Purchaser shall not), and each Seller Party shall cause its Affiliates, agents, representatives and professionals not to (and, prior to the Closing, Purchaser shall cause its Affiliates, agents, representatives and professionals not to), and, prior to the Closing, each Company shall not, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of the other Parties.

(b) From and after the Closing, each Seller Party shall, and shall cause its respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning any Company or the Business, except to the extent that such Seller Party can show that such information (i) was required to be disclosed pursuant to judicial or administrative process or by other requirements of Law; (ii) is generally available to and known by the public through no fault of any Seller Party or any of their respective Affiliates or representatives; or (iii) is lawfully acquired by such Seller Party or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser or any Seller Party which is not known to such Seller Party, or could reasonably expected to be, prohibited from disclosing such information by a legal, contractual or fiduciary party obligation. If any Seller Party or any of its respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller Party is advised by their counsel in writing is legally required to be disclosed; provided, however, that such Seller Party shall cooperate reasonably with the Purchaser, at the Purchaser’s expense, to the extent that the Purchaser desires to attempt to obtain from any court of competent jurisdiction an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.8 Tax Covenants.

(a) Notwithstanding anything to the contrary set forth herein, any Tax (including sales Tax, use Tax, income Tax, or documentary stamp Tax) attributable to the sale or transfer of the Assets or any other transaction contemplated in the Transaction Documents shall be paid by the Companies.

(b) The Parties agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement and no Party shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the other Parties or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents.

Section 4.9 Exclusive Dealing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, the Seller Parties shall not, directly or indirectly, and shall cause their respective officers, directors, managers, members, trustees, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:

(a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c) accept any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.

The Seller Parties further agree that they shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by any Seller Party or any representative thereof from the date of this Agreement through the Closing Date.

Section 4.10 Non-Competition; Non-Solicitation.

(a) Each Seller Party acknowledges that it is familiar with certain trade secrets and other confidential information of the Companies. Therefore, each Seller Party agrees to the covenants set forth in this Section 4.10 and acknowledges that Purchaser would not have entered into this Agreement but for Seller Parties’ agreement to the restrictions set forth in this Section 4.10.

(b) Except as set forth in Section 4.10(c) and Section 4.10(d), for a period of five (5) years from and after the Closing Date (the “General Restricted Period”), no Seller Party shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any business that is engaged in developing, building, managing, operating or consulting for correctional and/or detention facilities or halfway-house and/or reporting centers, or is otherwise competitive with the Business anywhere in the United States of America, other than the State of Louisiana and the State of Alabama; provided, however, that nothing herein shall prohibit a Seller Party from being a beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation.

(c) For a period of two (2) years from and after the Closing Date (the “Louisiana Restricted Period”), no Seller Party shall, directly or indirectly, own, operate, lease,

manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any business that is engaged in developing, building, managing, operating or consulting for correctional and/or detention facilities or halfway-house and/or reporting centers, or is otherwise competitive with the Business in any Parish located in the State of Louisiana, including Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, DeSoto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Parish, Jefferson-Davis Parish, Lafayette Parish, Lafourche Parish, LaSalle Parish, Lincoln Parish, Livingston Parish, Madison Parish, Morehouse Parish, Natchitoches Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John the Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish, Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish and Winn Parish; provided, however, that nothing herein shall prohibit a Seller Party from being a beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation.

(d) For a period of five (5) years from and after the Closing Date (the “Alabama Restricted Period”), no Seller Party shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any business that is engaged in developing, building, managing, operating or consulting for correctional and/or detention facilities or halfway-house and/or reporting centers, or is otherwise competitive with the Business anywhere in any County located in the State of Alabama, including Autauga County, Baldwin County, Barbour County, Bibb County, Blount County, Bullock County, Butler County, Calhoun County, Chambers County, Cherokee County, Chilton County, Choctaw County, Clarke County, Clay County, Cleburne County, Coffee County, Colbert County, Conecuh County, Coosa County, Covington County, Crenshaw County, Cullman County, Dale County, Dallas County, DeKalb County, Elmore County, Escambia County, Etowah County, Fayette County, Franklin County, Geneva County, Greene County, Hale County, Henry County, Houston County, Jackson County, Jefferson County, Lamar County, Lauderdale County, Lawrence County, Lee County, Limestone County, Lowndes County, Macon County, Madison County, Marengo County, Marion County, Marshall County, Mobile County, Monroe County, Montgomery County, Morgan County, Perry County, Pickens County, Pike County, Randolph County, Russell County, St. Clair County, Shelby County, Sumter County, Talladega County, Tallapoosa County, Tuscaloosa County, Walker County, Washington County, Wilcox County and Winston County; provided, however, that nothing herein shall prohibit a Seller Party from being a beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation.

(e) In the State of Louisiana during the Louisiana Restricted Period, in the State of Alabama during the Alabama Restricted Period, and in all other States in the United States of America during the General Restricted Period, the Seller Parties shall not, and shall cause their Affiliates not to, (i) directly or indirectly, hire or solicit any person who is offered employment by Purchaser pursuant to Section 4.11 or is or was employed (or engaged as a consultant) in the Business as of the Closing Date or during the respective Restricted Period, or encourage any such employee or consultant to leave such employment or engagement or hire or engage any such employee or consultant who has left such employment or engagement; provided, that nothing in this Section 4.10(e) shall prevent the Seller Parties or any of their Affiliates from hiring or engaging any employee or consultant whose employment or engagement in the Business has been terminated for more than two (2) years and (ii) induce or attempt to induce any Person who is or was within two (2) years a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Companies, the Purchaser or Purchaser’s Affiliates (collectively, the “Company Parties”) to cease doing business with the Purchaser or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Purchaser or its Affiliates. Any provision of this Agreement to the contrary notwithstanding, nothing shall prevent any Seller Party from soliciting or hiring any of the employees of the Companies set forth in Section 4.10(e) of the Disclosure Schedule at any time after the Closing. No Active Equityholder shall ever make or publish any statement or communication which is disparaging, negative or unflattering with respect to any of the Company Parties, or any of their respective shareholders, officers, directors, managers, employees or agents.

(f) The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 4.10 by any Seller Party and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 4.10, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller Party, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 4.10 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller Party against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 4.10. At Closing, Purchaser will have fully performed all obligations entitling it to the restrictive covenants set forth in this Section 4.10, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(g) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 4.10 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller Party of this Section 4.10, the respective Restricted Period shall be tolled with respect to such Seller Party until such breach or violation has been duly cured. Each Seller Party agrees that the restrictions contained in this Section 4.10 are reasonable.

(h) Anything contained in this Section 4.10 to the contrary notwithstanding, the provisions of Sections 4.10(a), (b), (c) and (d) shall not apply to the Leblanc Family Business Activities.

Section 4.11 Employees and Employee Benefits.

(a) The Seller Parties shall bear any and all obligations and liability under WARN resulting from the transactions contemplated by this Agreement, with respect to the employment relationship of any employees of Perry or any employees of the Perry County Capital Improvement District who perform services at or related to any Perry facility.

(b) Commencing on the Closing Date, the Active Equityholders shall cause each of the Facility Entities (other than Perry) to terminate its employment relationship with all employees of the Business set forth on Section 4.11(b) of the Disclosure Schedule (which, for the avoidance of doubt, shall include all persons classified as employees in Section 2.15(a) of the Disclosure Schedule (other than with respect to Perry)). As of the Closing Date, Purchaser shall offer employment to the employees set forth on Section 4.11(b) of the Disclosure Schedule who are employed by the Facility Entities (other than Perry) as of the Closing Date and who meet Purchaser’s standard hiring qualifications. Purchaser shall be responsible for all WARN liability arising with respect to any employees set forth on Section 4.11(b) of the Disclosure Schedule who are employed by the Facility Entities (other than Perry) as of the Closing Date, and who meet Purchaser’s standard hiring qualifications, but are not offered employment by Purchaser. The employees set forth on Section 4.11(b) of the Disclosure Schedule who accept employment with Purchaser shall be referred to herein as “Transferred Employees.” The Seller Parties represent that Section 4.11(b) of the Disclosure Schedule identifies all employees of the Business actively employed by the Companies as of the Closing Date. Subject to the obligations set forth in this Section 4.11, nothing in this Agreement shall require Purchaser to hire any particular employee or limit Purchaser’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

(c) The Companies shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business (including all employees of Perry County Capital Improvement District who perform services at or related to any Perry facility), including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Companies, or, with respect to employees who performed services at or related to any Perry facility, for any period relating to the service with Perry County Capital Improvement District, at any time on or prior to the Closing Date and the Active Equityholders shall cause the Companies to pay all such amounts to all entitled persons on or prior to the Closing Date and, with respect to any such employees of Perry County Capital Improvement District, shall either cause Perry County Capital Improvement District to pay all such amounts to all entitled persons on or prior to the Closing Date or shall cause the Companies to pay all such amounts to all such entitled persons on or prior to the Closing Date.

(d) The Companies shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Companies also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. The Company Equityholders shall cause the Companies to pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e) Purchaser shall be responsible for “continuation coverage” (within the meaning of COBRA) to the extent it is so required as the “successor employer to the selling group” under the COBRA regulations.

Section 4.12 Tangible Property; Payment of Excluded Liabilities. The Active Equityholders shall cause the Companies to pay and discharge all of the Excluded Liabilities promptly as they become due. In connection with the foregoing, the Companies may retain copies of certain financial records as identified in Schedule 4.12 in order to promptly and properly discharge such Liabilities, to comply with the terms of this Agreement, and to otherwise dissolve the Companies after the Closing and after all obligations of the Companies under this Agreement have been performed in full. To the extent that the Companies so fail to pay and discharge all such Excluded Liabilities on a timely basis as they come due, unless such Excluded Liabilities are being contested in good faith, Purchaser shall, in its reasonable discretion, have the right (but not any obligation) to pay and discharge such Liabilities if reasonably necessary to the maintenance of the Business or its reputation and/or relationships, as reasonably determined by Purchaser, and the Active Equityholders shall cause the Purchaser to be reimbursed and indemnified for all such payments by the Companies (without regard to the Basket or any other limitations on indemnity set forth herein).

Section 4.13 Employee Restrictive Covenant Agreements. Notwithstanding anything to the contrary set forth herein, to the extent (and only to the extent) of benefit and not of burden to Purchaser, and to the extent assignable, all non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding the Companies arising by operation of Law or contract with respect to the relationship between the Companies and any of their current or former employees or independent contractors are hereby assigned by the Companies to Purchaser, in accordance with ARTICLE I. To the extent that any such non-competition, non-solicitation or restrictive covenant agreements and arrangements and any such invention assignments and work made for hire provisions are not assignable, the Active Equityholders shall, at the sole cost and expense of Purchaser (which cost and expense, if any, shall be advanced to the Companies) cause the Companies to (i) use commercially reasonable efforts to enforce such agreements or provisions on behalf of Purchaser or otherwise assign to Purchaser their “chose in action” related to such agreements or provisions, and (ii) not enforce any of same without the prior written consent of Purchaser. To the extent that the Companies take action to enforce any such agreements or provisions on behalf of the Purchaser (and at Purchaser’s written request) or otherwise assign their “chose in action” to Purchaser (at Purchaser’s written request) to enforce such agreements or provisions, Purchaser shall fully indemnify and hold harmless the Companies (and the other Seller Parties) from and against any costs and expenses incurred by such Companies (including reasonable attorneys fees) and any claims or damages against any of the Companies obtained by any employee or independent contractor against whom any such demand is made or enforcement action is taken.

Section 4.14 Novation. Following the date hereof and prior to the Closing, the Seller Parties’ Representative shall promptly deliver to Purchaser such information as shall be required from the Seller Parties pursuant to FAR 42.1204(e)-(f) or otherwise reasonably requested by the “Responsible Contracting Officer” (as such term is defined in FAR 42.1202(a)) for the purpose of enabling GEO or its designated Affiliate to submit a written request (the “Request”) for the United States of America to recognize GEO or its designated Affiliate as the Companies’ successor in interest to the Novated Contracts (such recognition, the “Novation”). As soon as practicable after the Closing, LCS and GEO or GEO’s designated Affiliate shall, in accordance with FAR Subpart 42.12, and with the cooperation of the Companies and the Active Equityholders, submit the Request along with the Novation Agreements to the Responsible Contracting Officer to effectuate the Novation. The Parties hereby agree that, until the Novation is approved, GEO or its designated Affiliate, as applicable, shall be entitled to all proceeds under the Novated Contracts from and after the Closing Date, and the Companies and the Active Equityholders shall cooperate with GEO and its designated Affiliate, as applicable, following the Closing to effectuate the Novation and to provide GEO and its designated Affiliate, as applicable, with the rights and benefits under the Novated Contracts, including the execution of any documentation or agreements reasonably requested by GEO or its designated Affiliate in furtherance of providing such rights and benefits, and such contract shall be treated as a Delayed Asset.

Section 4.15 Title: Survey.

(a) Within fifteen (15) Business Days after the date of this Agreement (the “Title Review Period”), Purchaser, at Purchaser’s expense, may obtain (i) one or more irrevocable title commitments for title insurance (collectively, the “Title Commitment”) covering the Owned Real Properties, including all beneficial easements, issued by the Title Company, for the issuance of an owner’s policy of title insurance for each Owned Real Property, which policy shall be in the customary form prescribed by the applicable State Board of Insurance, in an amount and with any endorsements, modifications or additional title insurance coverage reasonably requested by Purchaser, and (ii) one or more boundary or “as built” ALTA/ACSM surveys of the Owned Real Properties prepared by a licensed land surveyor chosen by Purchaser (collectively, the “Survey”; and, together with the Title Commitment, the “Title Evidence”), and deliver the Title Evidence and copies of all documents referenced in the Title Commitment to Purchaser and Seller Parties. Purchaser shall have until the expiration of the Title Review Period to examine such Title Evidence as it deems necessary or convenient and notify Seller Parties of any matters disclosed in the Title Evidence which are not acceptable to Purchaser (each a “Defect” and collectively, the “Defects”). In the event Purchaser fails to give Seller Parties timely written notice of the Defects, Purchaser shall be deemed to have waived any right to object to the Title Evidence and to have accepted title “as is”, and all matters appearing in the Title Evidence (or that would have appeared in the Title Evidence had Purchaser obtained same) shall be deemed to be a part of the Permitted Liens, except as provided herein. Seller shall have no obligation to cure any Defects; provided, however, regardless of whether written notice is given to Seller Parties by Purchaser, Seller Parties shall be obligated to (i) satisfy any and all customary Title Commitments requirements relating to such Seller Parties’ existence, authority and good standing, (ii) to pay the real estate taxes subject to pro-ration for the year of Closing; (iii) discharge any liens or judgments or other matters which are curable by the payment of a liquidated monetary sum of money (without resort to litigation) (including any and all Liens securing the Indebtedness) (collectively, the “Mandatory Exceptions”) prior to or at the Closing in a manner acceptable to the title company and the Purchaser. As to any Defects (except the Mandatory Exceptions which Seller Parties shall cure as set forth herein), Seller Parties shall have five (5) Business Days from receipt of Purchaser’s timely notice of Defects in which to elect either to (A) notify Purchaser that it intends to cure the identified Defects, in which event Seller Parties shall have sixty (60) days to accomplish such cure (the “Cure Period”) and Closing may be postponed during such period; or (B) notify Purchaser that Seller Parties elect not to cure the identified Defects. In the event Seller Parties fail to deliver a response within five (5) Business Days after receipt from Purchaser of notice of a Defect, Seller Parties shall be deemed to have elected not to cure said Defect. Purchaser shall have five (5) Business Days from receipt of Seller Parties’ notice of its election not to cure Defects or from the date that Seller Parties are deemed to have elected not to cure Defects in the event of Seller Parties non-response, in which to elect either (X) to terminate this Agreement, or (Y) to require Seller Parties to deliver title in its then existing condition (with no reduction in the Transaction Consideration) and to proceed to Closing notwithstanding the Defects raised by Purchaser (which Defects shall be deemed to be Permitted Liens), yet still subject to Seller’s obligation to cure the Mandatory Exceptions. If Purchaser fails to make an election within such five-day period, Purchaser shall be deemed to have elected to proceed pursuant to clause (Y) of the foregoing sentence.

(b) If, within the Cure Period, Seller Parties cure or eliminate the Defects in such manner as to permit Title Company and/or surveyor(s) to delete the Defects, then the Closing shall take place on the later of the scheduled Closing Date or within five (5) Business Days following the date that Title Company delivers to Purchaser and Seller Parties’ Representative a revised Title Commitment deleting any Defects or that the surveyors deliver revised survey(s). If Seller Parties are unsuccessful in curing or eliminating the Defects within the Cure Period after using good faith and diligent efforts, Purchaser shall have until five (5) days after the expiration of the Cure Period in which to elect either (X) to terminate this Agreement, or (Y) to require Seller Parties to deliver title in its then existing condition (with no reduction in the Transaction Consideration) and to proceed to Closing notwithstanding the presence of the Defects (which Defects shall be deemed to be Permitted Liens), yet still subject to Seller’s obligation to cure the Mandatory Exceptions. If Purchaser fails to make an election within such five-day period, Purchaser shall be deemed to have elected to proceed pursuant to clause (Y) of the foregoing sentence.

(c) If prior to Closing any update to any Title Evidence discloses any new matter which is not acceptable to Purchaser (each, an “Unpermitted Exception”) then the Seller Parties, prior to the Closing, shall have the Unpermitted Exception removed from such Title Evidence corrected or insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to the Title Company and the Purchaser.

ARTICLE V

CLOSING CONDITIONS

Section 5.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a) The representations and warranties of Seller Parties contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) as of such date. The covenants and agreements contained in this Agreement to be complied with by the Seller Parties at or before the Closing shall have been complied with in all material respects.

(b) There shall not have occurred a Company Material Adverse Effect.

(c) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d) Purchaser shall have agreed to the Companies’ determination and calculation of the Estimated Net Working Capital and the Closing Date Indebtedness Schedule pursuant to Section 1.4(a).

(e) The Companies shall have delivered to Purchaser (i) a payoff letter, satisfactory to Purchaser, executed by the 2014 Bond Trustee (the “2014 Bond Payoff Letter”), (ii) payoff letters, each in the form attached as Exhibit C hereto, executed by each Person that is a party to a Loan Agreement (the “Loan Payoff Letters”), and (iii) payoff letters, satisfactory to Purchaser, executed by Gottlieb & Gottlieb, P.A. with respect to (A) that certain Promissory Note dated April 1, 2008, made by Tensas in favor of Gottlieb & Gottlieb, P.A., in the principal amount of $** and (B) that certain Promissory Note dated December 1, 2006, made by Perry in favor of Gottlieb & Gottlieb, P.A., in the principal amount of $**.

(f) The Company Equityholders shall have caused Gottlieb & Gottlieb, P.A. to satisfy all outstanding obligations pursuant to, and terminate, each Loan Agreement.

**	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

(g) The Companies shall have delivered the following to Purchaser:

(i) a certificate, dated as of the Closing Date, executed by the Companies to the effect that the conditions set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c) have been satisfied;

(ii) the Bills of Sale and Warranty Deeds, duly executed and delivered by each Company;

(iii) a certificate of the secretary, trustee or manager, as applicable, of each Company and each Seller Party which is an entity certifying to (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated, formed or organized, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by such entity approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers, trustees or managers, as applicable, signing the Transaction Documents on behalf of such entity (together with their specimen signatures);

(iv) a non-foreign affidavit described in Section 1445(b)(2) of the Code from each Company in form and substance reasonably satisfactory to Purchaser accurately stating that such Company is not a “foreign person”;

(v) a good standing certificate, as of a recent date, for each Company certified by the Secretary of State of (A) the state of organization of such entity, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

(vi) all Consents set forth in Section 2.5 of the Disclosure Schedule;

(vii) evidence satisfactory to Purchaser and the Title Company of the release and satisfaction of all Liens (except for Permitted Liens) on any assets of any Company (including the Owned Real Properties) or the equity securities of any Company;

(viii) the Notice of Redemption, the Defeasance Certificate and satisfactions of all Deeds of Trust and/or mortgages encumbering the Owned Real Property or the Purchased Assets, and releases of any other collateral securing the 2014 Bonds, each in form and substance satisfactory to Purchaser in its sole discretion;

(ix) in addition to the items set forth in Section 5.1(g)(viii), evidence satisfactory to Purchaser of satisfaction or cancellation of any Indebtedness, notes or other obligations of any Company to any Seller Party or any of their respective Affiliates effective upon consummation of the Closing;

(x) a title insurance policy, or an irrevocable commitment to issue a title insurance policy, upon satisfaction of all scheduled requirements set forth therein, for each parcel of Owned Real Property, in form in accordance with the provisions of this Agreement and otherwise satisfactory to Purchaser;

(xi) tax clearance certificates from each jurisdiction that imposes Taxes on any Company or where any Company has a duty to file Tax Returns;

(xii) Consulting Agreements each in the form attached hereto as Exhibit D, duly executed by each of Jerry Gottlieb, Richard Gottlieb and Michael LeBlanc;

(xiii) a warranty deed conveying to Purchaser the Owned Real Property, together with all Improvements, subject only to Permitted Liens,

(xiv) a title affidavit of each applicable Seller Party attesting to Liens, judgments, residence or jurisdiction of formation, bankruptcies, parties in possession, survey, gap, and other matters affecting the Owned Real Property, and any matters as may be reasonably requested by the Title Company (which shall include among other things, language sufficient to delete the “standard exceptions” from the title insurance policy), in form satisfactory to Purchaser;

(xv) a duly executed estoppel certificate with respect to any Permitted Lien affecting the Owned Real Property or any portion thereof as reasonably requested by Purchaser;

(xvi) a Survey for each parcel of Owned Real Property in accordance with the provisions of this Agreement and otherwise satisfactory to Purchaser;

(xvii) a general assignment of all developer or declarant or other rights of any Seller Party with respect to any Owned Real Property or portion thereof, if any, as requested by Purchaser (and assignments of any Permitted Liens as are requested by Purchaser);

(xviii) Evidence satisfactory to Purchaser of termination of all Contracts set forth on Section 2.22 of the Disclosure Schedule, other than the Specified Affiliated Contracts;

(xix) Amendments to the Specified Affiliated Contracts, each (A) duly executed by all applicable parties thereto, (B) amending the expiration date of each Specified Affiliated Contract to December 31, 2015, (C) providing that each Specified Affiliated Contract may be terminated at any time prior to December 31, 2015 in the event of a material breach of such Specified Affiliated Contract by any party thereto other than Purchaser, and (D) otherwise on the same terms and conditions as the original Specified Affiliated Contracts.

(xx) the Novation Agreements, each in the form attached hereto as Exhibit E (the “Novation Agreements”), duly executed and delivered by each applicable Company;

(xxi) the Management Agreement, in the form attached hereto as Exhibit F (the “Management Agreement”), duly executed and delivered by each applicable Company;

(xxii) evidence reasonably satisfactory to Purchaser of delivery of the Irrevocable Direction Letters in accordance with Section 4.6(b);

(xxiii) evidence reasonably satisfactory to Purchaser of delivery of the New Account Notices in accordance with Section 4.6(c); and

(xxiv) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 5.2 Conditions to Obligation of Seller Parties. The obligation of Seller Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by, or by the Seller Parties’ Representative on behalf of, the Companies (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.

(b) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(c) Purchaser shall have delivered to the Trustee the Redemption Amount.

(d) Purchaser shall have delivered the Closing Cash Consideration to the Companies.

(e) Purchaser shall have delivered the following to the Seller Parties’ Representative:

(i) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;

(ii) a certificate of the secretary of Purchaser certifying to (A) Purchaser’s Governing Documents, (B) the adoption of resolutions of Purchaser approving the transactions contemplated by the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);

(iii) a good standing certificate, as of a recent date, for Purchaser certified by the Secretary of State of the state of its organization;

(iv) the Bills of Sale and Warranty Deeds, duly executed and delivered by Purchaser or an Affiliate thereof;

(v) the Novation Agreements, duly executed and delivered by Purchaser or an Affiliate thereof;

(vi) the Management Agreement, duly executed and delivered by Purchaser or an Affiliate thereof; and

(vii) such other documents, instruments or certificates as shall be reasonably requested by the Seller Parties or their counsel.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnity Obligations of Seller Parties.

Subject to the limitations set forth herein, each Seller Party, jointly and severally (except with respect to Section 4.10 hereof, which shall be severally, but not jointly), covenants and agrees to defend, indemnify and hold harmless Purchaser, and its Affiliates and the respective officers, directors, managers, employees, agents, advisers and representatives of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, diminution in value, proceedings or actual damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), to the extent caused by, relating or attributable to:

(a) any misrepresentation or breach of any warranty of any Seller Party contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 6.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b) any failure of any Seller Party or the Seller Parties’ Representative to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;

(c) any Taxes of any Company for any period;

(d) any Legal Proceeding brought by a third party based upon, arising out of or relating to the issuance of any note, bond, debenture or similar instrument or debt securities, including the 2014 Bonds and the Loan Agreements, prior to the Closing Date;

(e) any Indebtedness for Borrowed Money;

(f) any Excluded Asset or Excluded Liability;

(g) any Seller Transaction Expenses or Change of Control Payments;

(h) any item set forth on Section 6.1(h) of the Disclosure Schedule; and

(i) any Taxes attributable to the Business or the Purchased Assets for all periods ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date, except to the extent that such Taxes are included as liabilities in the Final Closing Statement.

Section 6.2 Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller Parties from and against any and all Losses to the extent caused by, relating or attributable to:

(a) any misrepresentation or breach of any warranty of Purchaser contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 6.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b) any failure of Purchaser to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof; and/or

(c) the Assumed Liabilities.

Section 6.3 Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within twenty (20) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim and acknowledging that any Losses that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VI, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the reasonable approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to professionally prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within twenty (20) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such twenty (20) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

Section 6.4 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date which is the later of eighteen (18) months after the Closing Date or the final determination of the Earnout Amount in accordance with Section 1.5; provided, however, that (a) the representations and warranties stated in Section 2.9 (Taxes), Section 2.14 (Employee Benefits) and Section 2.18 (Environmental Matters) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations period for any Third Party Claims upon which a breach of the applicable representation or warranty could be asserted and (b) the representations and warranties stated in Section 2.1 (Organization and Related Matters), Section 2.2 (Authorization

and Enforceability), Section 2.4 (Capitalization), Section 2.11(c) (Title), Section 2.22 (Related Party Transactions), Section 2.23 (Brokers Fees and Similar Arrangements), Section 2.26 (Bulk Sales; Solvency), Section 3.1 (Organization), Section 3.2 (Authorization and Enforceability) and Section 3.4 (Brokers Fees) shall survive indefinitely (each of the sections referred to in (b), a “Transactional Rep”). All indemnification obligations under Section 6.1 and Section 6.2 (other than Section 6.1(a) and Section 6.2(a) which shall survive as set forth in the previous sentence) shall survive the Closing indefinitely. Notwithstanding the foregoing, all claims (and matters relating thereto) made prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 6.5 Certain Limitations. The indemnification provided for in Section 6.1 and Section 6.2 shall be subject to the following limitations:

(a) The Seller Parties shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.1(a) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), and then only for the amount by which such Losses exceed Two Hundred Fifty Thousand Dollars ($250,000), subject to the other limitations set forth herein. The Purchaser Indemnitees shall not be indemnified pursuant to Section 6.1(a) with respect to any Loss if the aggregate amount of all Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 6.1(a) has exceeded an amount equal to (x) the Additional Consideration Amount, plus (y) the Earnout Amount, if any, plus (z) the Debt Reduction Amount, if any, (the “Cap”).

(b) Purchaser shall not be liable to the Seller Parties for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) exceeds the Basket, and then only for the amount by which such Losses exceed the Basket, subject to the other limitations set forth herein. The Seller Parties shall not be indemnified pursuant to Section 6.2(a) with respect to any Loss if the aggregate amount of all Losses for which the Seller Parties have received indemnification pursuant to Section 6.2(a) has exceeded the Cap.

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 6.5(a) and Section 6.5(b) shall not limit Liability of any Indemnifying Party for breaches of Transactional Reps, intentional breach, intentional misrepresentation or fraud.

Section 6.6 Indemnification Payments to Purchaser Indemnitees; Right of Set-Off.

(a) Any indemnification to which Purchaser Indemnitees are entitled under this ARTICLE VI as a consequence of any Losses they may suffer shall be made in immediately available funds by wire transfer to a bank account to be designated by Purchaser, but, in the event of indemnification under Section 6.1(a), in no event in an amount greater than the Cap.

(b) In the event that any Purchaser Indemnitee seeks to recover against any Seller Party for any Loss, liability or other obligation pursuant to this ARTICLE VI or otherwise in connection with this Agreement, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by set-off or cancellation against any amount payable by Purchaser to such Seller Party under Section 1.5 or Section 1.6.

Section 6.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

Section 6.8 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.

Section 6.9 Exclusive Remedies. The Purchaser and the Seller Parties acknowledge and agree that except as set forth in Section 4.10 and Section 8.15, except with respect to any amounts owed pursuant to Section 1.5 and Section 1.6, and except in the event of fraud, intentional breach or intentional misrepresentation, (i) following the Closing, the indemnification provisions of Sections 6.1 and 6.2 shall be the sole and exclusive remedies of the Purchaser Indemnitees and the Seller Parties, as applicable, for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement and (ii) no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller Parties, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each Party shall take reasonable steps to mitigate its Losses upon and after becoming aware of any indemnifiable Loss; provided, however, that the failure to so mitigate (a) shall reduce the amount of Losses for which such indemnified Person would otherwise be entitled to receive hereunder had it acted reasonably to mitigate such Losses, and (b) shall not bar or preclude any party hereto from indemnification pursuant to this Article VI.

Section 6.10 Insurance. With respect to any events occurring on or before the Closing Date that are insured under any Insurance Policy, or any other insurance policy covering the Seller Parties, the Purchaser shall be entitled to, and the Seller Parties shall cooperate in obtaining for the Purchaser, the benefits thereof notwithstanding any rights to indemnification hereunder. Any proceeds actually obtained by the Purchaser therefrom (net of Purchaser’s and its Affiliates’ attorneys’ fees and other expenses incurred in connection with such recovery) shall be credited against the corresponding indemnification obligation, if any, with respect to such claim or Loss provided for in Section 6.1 or 6.2, as the case may be.

Section 6.11 Title Policies and Other Insurance. An Indemnifying Party shall not be obligated to pay any amounts for indemnification hereunder relating to any Losses to the extent of any net proceeds actually received by the Indemnified Party under any title policies insuring title to the Owned Real Properties or any other insurance net proceeds actually received by the Indemnified Party received from Seller Parties’ insurance and any indemnity, contribution or similar payment paid to the Indemnified Party or any Affiliate thereof from any third party (other than an insurer or other Affiliate of Purchaser) with respect thereto, in each case net of any costs to Purchaser.

Section 6.12 Damages Limitation. Anything herein to the contrary notwithstanding, no Party shall be liable or be responsible for any Losses under this Agreement or the transactions contemplated hereby for any punitive damages (other than with respect to Legal Proceedings by third parties) or exemplary damages (other than with respect to Legal Proceedings by third parties), in each case relating to the breach or alleged breach of this Agreement or the transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Purchaser and the Seller Parties’ Representative, on behalf of the Seller Parties, may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Purchaser may terminate this Agreement (so long as Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Seller Parties’ Representative at any time prior to the Closing (i) in accordance with Section 4.15, (ii) in the event that any Seller Party has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 5.1 and Purchaser has notified in writing the Seller Parties’ Representative of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach, (iii) in the event that any Seller Party has breached any covenant contained in this Agreement and Purchaser has notified in writing the Seller Parties’ Representative of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach or (iv) if the Closing shall not have occurred on or before February 27, 2015 (the “Termination Date”), by reason of the failure of any condition precedent to have occurred; and

(c) the Companies may terminate this Agreement (so long as none of the Seller Parties is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement which breach would cause the failure of any condition set forth in Section 5.2 and the Companies have notified Purchaser in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred.

Section 7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party except for the liabilities of any Party then in breach. Notwithstanding the foregoing, this Section 7.2 and Section 4.7(a), and Sections 8.2 to 8.17 shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1(a):

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the assets of any Company; (ii) the issuance, disposition or acquisition of (A) any stock, limited liability company membership interest or other equity security of any Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any stock, limited liability company membership interest or other equity security of any Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any stock, limited liability company membership interest or other equity security of any Company; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving any Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Books and Records” means all books and records of the Companies, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored). Books and Records shall further include, all of the Companies’ rights to architectural and engineering plans, surveys, water and sewer, electrical and building plans, and all other plans and specifications, drawings and other similar documents, and all property records, environmental, soil, species, geological, studies and certificates, surveys, and other books, reports, technical descriptions, databases, information, and records related to the Purchased Assets.

“Business” means the business of the Companies as conducted or proposed to be conducted as of the date hereof, including all activities involving developing, building, managing, operating or consulting for correctional and/or detention facilities or halfway-house and/or reporting centers.

“Cash” means all cash and cash equivalents, and deposits in transit, minus outstanding checks, as determined in accordance with GAAP.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Change of Control Payments” means any and all (i) bonuses or similar payments payable as a result of the transactions contemplated hereby, (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby (iii) amounts payable to obtain any Consents required to be listed in Section 2.5 of the Disclosure Schedule, and (iv) any amounts payable to Alabama Gas Corporation or its Affiliates as a result of the consummation of the transactions contemplated hereby.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to a Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“Debt Reduction Amount” means an amount equal to **.

“DOL” means the United States Department of Labor.

“Earnout Amount” means an amount equal to **.

“Earnout Cap” means an amount equal to the difference of (i) $350,000,000, minus (ii) an amount equal to the Base Transaction Consideration, plus the Additional Consideration Amount, plus the Debt Reduction Amount, if any.

“Earnout EBITDA” means the aggregate facility-level EBITDA of the eight facilities of the Business for the Earnout Period, calculated (i) in accordance with GAAP and (ii) in a manner consistent with the sample calculation of Earnout EBITDA (using the aggregate facility-level EBITDA for the twelve months ending December 31, 2014 attached as Schedule 8.1(a).

“Earnout Period” means the twelve month period beginning on the date that is six (6) months after the beginning of the first full calendar month after the Closing Date (the “Earnout Period Commencement Date”), and ending on the first anniversary of the Earnout Period Commencement Date.

**	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

“EBITDA” means the aggregate facility-level earnings of the eight facilities of the Business that are attributable to the conduct of the Business by Purchaser during the Earnout Period before interest, taxes, depreciation and amortization for such period, excluding (i) any non-recurring expenses or income, restructuring expenses or income or expenses or income associated with the sale of assets during such period not in the ordinary course of business, (ii) any other extraordinary income, expense, gains or losses recognized during such period.

“Environmental Law(s)” means any federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources, spills or pollution, or protection of human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any Hazardous Materials. For the avoidance of doubt, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which any Company conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including the Health Information Technology for Economic and Clinical Health Act, and state laws concerning the privacy and/or security of patient or health information.

“Indebtedness” means, with respect to the Companies at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, including the 2014 Bonds; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any “deferred revenue” incurred in the ordinary course of business consistent with past practice); (xiv) all checks in transit; and (xv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing. The term “Indebtedness” shall include amounts outstanding under or pursuant to the Loan Agreements.

“Indebtedness for Borrowed Money” means, with respect to the Companies: (i) all obligations for borrowed money; (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments or debt securities, including the 2014 Bonds; (iii) all obligations as lessee under leases required to be capitalized pursuant to GAAP; (iv) all obligations for amounts drawn under acceptance, letters of credit or similar facilities; (v) all guarantees and similar commitments relating to any of the foregoing items, and (vi) all prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items, in each case, outstanding immediately prior to the Closing. The term “Indebtedness for Borrowed Money” shall include amounts outstanding under or pursuant to the Loan Agreements.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to the Companies, the knowledge of the Active Equityholders. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if: (A) such Person is actually aware of such fact or matter; (B) a prudent individual could be expected to discover or otherwise become aware of such fact or matter after due inquiry, or (C) a similarly situated Person could reasonably be expected to have knowledge of such fact or matter.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“LeBlanc Family Business Activities” means any ongoing or future architectural, construction, commissary or telephone service activities of any LeBlanc family member or any Person wholly owned and controlled by LeBlanc family members.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Loan Agreements” means (i) those certain Tensas Parish, Louisiana Correctional Facility Mortgage Loan Agreements, by and among LCS-Tensas, LLC, Gottlieb & Gottlieb, P.A., as trustee, and each other signatory party thereto or to any duplicate original thereof, each dated March 18, 2014, and (ii) those certain Perry County, Alabama Detention Facility Mortgage Loan Agreements, by and among Perry Detention Services, LLC, Gottlieb & Gottlieb, P.A., as trustee, and each other signatory party thereto or to any duplicate original thereof, each dated March 18, 2014.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; and (iii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operate as a whole.

“Net Working Capital” means the current assets of the Companies that are Purchased Assets, on a consolidated basis, of the type and nature set forth on the Balance Sheet and which have a balance thereon as of the Balance Sheet Date less the current liabilities of the Companies that are Assumed Liabilities, on a consolidated basis (excluding any Cash (including Inmate Cash and Petty Cash), property and equipment, employee benefit plan and tax assets, goodwill and other intangible assets) and shall be calculated in accordance with GAAP.

“Neutral Accountant” means Deloitte LLP or its Affiliate (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or any Seller Party, or any of their respective Affiliates, another nationally recognized accounting firm mutually acceptable to Purchaser and the Companies).

“Novated Contracts” means that certain Contract No. HSBP1012C00101 by and between LCS and the Department of Homeland Security – Customs & Border Protection, dated September 14, 2012, and that certain Contract No. HSBP1014P00632 by and between LCS and the Department of Homeland Security – Customs & Border Protection, dated September 15, 2014.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, (ii) liens arising under equipment leases with third parties set forth in Section 2.11(a) of the Disclosure Schedule, (iii) such Liens, covenants, conditions, easements and exceptions to title as Purchaser may expressly agree to in writing, and (iv) such other Liens as may be deemed to be Permitted Liens pursuant to Section 4.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Redemption Amount” means, with respect to the 2014 Bonds, the amount necessary to provide for payment of the 2014 Bonds and all other amounts payable with respect to the 2014 Bonds so as to satisfy the requirements to discharge the Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Expenses” means any and all (i) legal, accounting, consulting, investment advisory, brokers and other fees, (ii) fees or other amounts payable to any Venture Party, or any former employee, director or officer of any Company, and (iii) costs and expenses of any Company, in each case relating to the transaction contemplated hereby.

“Specified Affiliated Contracts” means the following Contracts: (A) that certain Commissary Service Agreement by and between LCS Corrections Services, Inc. and Premier Management Enterprises, L.L.C., dated April 1, 2007, (B) that certain Commissary Service Agreement by and between LCS Corrections Services, Inc. and Brothers Commissary Services, L.L.C., dated April 1, 2008, and (C) that certain Inmate Pay Telephone Service Agreement by and between LCS Corrections Services, Inc. and American Phone Systems, LLC, dated September 1, 2010.

“Target Net Working Capital” means $**.

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

**	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means, with respect to any Person, this Agreement and the Exhibits hereto, together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

Section 8.2 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, any and all (i) costs, fees, charges and Taxes incurred in connection with any item set forth in Section 5.1(g), other than any endorsements requested by Purchaser pursuant to Section 5.1(g)(xiv), shall be paid by the Companies, and (ii) transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) otherwise incurred in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall be paid by the Companies. Notwithstanding the foregoing, all costs, fees and expenses incurred by the Companies in connection with the defeasance and redemption of the 2014 Bonds described in Section 4.1(b) shall be borne by the Purchaser, including, but not limited to, all fees and expenses of the 2014 Bond Trustee (including, the fees of the accountant selected by the trustee), Bond Counsel, and the Issuer, including (as part of the payment of the Indebtedness for Borrowed Money) all fees payable to the Issuer on defeasance as a result thereof, as set forth in the Indenture.

Section 8.3 Governing Law; Jurisdiction; Venue. This Agreement, including its formation, performance or enforcement, and the Parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed by, construed and enforced in all respects in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws rules thereof. Any United States District Court within the Southern District of Florida or any state courts located within the State of Florida, County of Palm Beach, shall have exclusive jurisdiction over any and all disputes between the parties hereto (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), whether in Law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property are immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof, including that certain Non-Binding Indication of Interest, executed by GEO, dated April 15, 2014, that certain Non-Binding Indication of Interest, executed by GEO, dated July 25, 2014, and that certain Non-Binding Indication of Interest, executed by GEO, dated January 8, 2015. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or the Companies, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Seller Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 8.5 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below (or to such e-mail address, facsimile number or address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to a Seller Party (or all or any of the Seller Parties) or to Seller Parties’ Representative, to:

Jerry Gottlieb and Richard Gottlieb c/o Gottlieb & Gottlieb, P.A. 2475 Enterprise Road Clearwater, Florida 33763
Attention:	Mr. Jerry Gottlieb
Mr. Richard Gottlieb
Facsimile:	(727) 791–8090

Email:	jerry@gottlaw.com
richard@gottlaw.com

With a copy (which shall not constitute notice) to:

Shutts & Bowen LLP

4301 W. Boy Scout Boulevard,

Suite 300

Tampa, Florida 33607

Attention: R. Alan Higbee

Facsimile: (813) 229–8901

Email: AHigbee@shutts.com

If to Purchaser, to:

Brian Evans

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Cc: Legal Department

Facsimile: (561) 999-7647

Email: bevans@geogroup.com

With a copy (which shall not constitute notice) to:

Akerman LLP

One Southeast Third Avenue

Miami, Florida 33131

Attention: Scott A. Wasserman

Facsimile: (305) 374-5095

Email: scott.wasserman@akerman.com

Section 8.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, to any

Affiliate of Purchaser, or in connection with any disposition or transfer of all or any portion of Purchaser or any Company or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser or any Company as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.10 Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. Purchaser or any Affiliate of Purchaser may, at Purchaser’s election, set-off against any amounts due to any Seller Party or any of their respective Affiliates, any Losses or other amounts for which such Seller Party (or any Affiliate thereof) may be responsible to pay to Purchaser or any of its Affiliates.

Section 8.11 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by the Companies to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on such disclosure is reasonably apparent on its face, except that no such disclosure or deemed cross reference under this clause (ii) shall be sufficient for purposes of disclosing any Material Adverse Effect. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 8.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 8.13 Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 8.14 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 8.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by the Parties in accordance with the specific terms hereof or were otherwise breached by either Party. It is accordingly agreed that each Party shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that a Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.17 Time of Essence. Except as otherwise expressly set forth herein, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.18 Appointment of the Representative.

(a) Irrevocable Power of Attorney. Each Seller Party irrevocably constitutes and appoints Jerry Gottlieb and Richard Gottlieb, or either of them, as the Seller Parties’ Representative, with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Seller Parties’ Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents, as fully to all intents and purposes as such Person might or could do in person, including:

(i) to determine the time and place of Closing, to determine whether the conditions to effect the Closing set forth in Section 5.2 have been satisfied (or to waive such conditions), and to terminate (or not to exercise the right to terminate) this Agreement as provided in Section 7.1;

(ii) to take any and all action on behalf of such Seller Parties from time to time as the Seller Parties’ Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and the other Transaction Documents and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(iii) to deliver all notices required to be delivered by such Seller Parties or any of them;

(iv) to receive all notices required to be delivered to such Seller Parties or any of them;

(v) to negotiate, execute and deliver any amendments to and terminations of this Agreement and the other Transaction Documents and to prepare any modification to the Disclosure Schedule;

(vi) to give such orders and instructions as the Seller Parties’ Representative in its sole discretion shall determine with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(vii) to take all actions necessary to handle and resolve claims by or against Purchaser for indemnification by such Seller Parties under this Agreement;

(viii) to take all actions necessary to handle and resolve any adjustment to the Transaction Consideration pursuant to Sections 1.4(a) and 1.5;

(ix) to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto or any other Transaction Documents (which counsel or other professionals may, but need not, be counsel or other professionals engaged by any Company);

(x) to make, acknowledge, verify and file on behalf of any such Seller Parties applications, consents to service of process and such other documents, undertakings or reports as may be required by Law as determined by the Seller Parties’ Representative in its sole discretion after consultation with counsel; and

(xi) to make, exchange, acknowledge, deliver, amend and terminate all such other Contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that the Seller Parties’ Representative in its sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as could such Seller Parties if personally present and acting.

Each of such Seller Parties hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Parties’ Representative may lawfully do or cause to be done by virtue hereof. Each of such Seller Parties further agrees not to take any action inconsistent with the terms of this Section 8.18 or with the actions (or decisions not to act) of the Seller Parties’ Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of the Seller Parties’ Representative. To the extent of any inconsistency between the actions (or decisions not to act) of the Seller Parties’ Representative and of any such Seller Party hereunder, the actions (or decisions not to act) of the Seller Parties’ Representative shall control. EACH SUCH SELLER PARTY ACKNOWLEDGES THAT IT IS HIS, HER, OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY UNTO THE SELLER PARTIES’ REPRESENTATIVE AND THAT THIS DURABLE POWER OF ATTORNEY IS NOT AFFECTED BY SUBSEQUENT INCAPACITY OF SUCH SELLER PARTY. Each of such Seller Parties further acknowledges and agrees that upon execution of this Agreement, any delivery by the Seller Parties’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Seller Parties’ Representative pursuant to this Section 8.18, each of such Seller Parties shall be bound by such documents as fully as if such Seller Party had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by the Seller Parties’ Representative under this Agreement shall be binding upon all of the Seller Parties.

(b) Actions of the Representative. Each Seller Party agrees that Purchaser shall be entitled to rely on any action taken by the Seller Parties’ Representative, on behalf of any Seller Party pursuant to Section 8.18(a) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller Party as fully as if such Person had taken such Authorized Action. No Seller Party shall bring, and each Seller Party hereby waives any right to bring, any Legal Proceeding against Purchaser as a result of any actions or inactions of the Seller Parties’ Representative.

* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER:

THE GEO GROUP, INC.

	By:		/s/ George Zoley
	Name:		George C. Zoley
	Title:		Chairman & CEO

CORRECTIONAL PROPERTIES, LLC

	By:		/s/ George Zoley
	Name:		George C. Zoley
	Title:		C.E.O.

Signed, Sealed and Delivered in the Presence of:	COMPANIES:

Francine Leier	LCS CORRECTIONS SERVICES, INC.,
Print Name of Witness	a Louisiana corporation

Karen Goode
Print Name of Witness	By:		/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	LCS – HIDALGO, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:		LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

[Signature Page to Asset Purchase Agreement]

Francine Leirer	LCS – CALDWELL, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	LCS – BASILE, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	LCS – PINE PRAIRIE, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	LCS – BROOKS, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

[Signature Page to Asset Purchase Agreement]

Francine Leirer	LCS – NUECES, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	LCS – TENSAS, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

Francine Leirer	PERRY DETENTION SERVICES, LLC,
Print Name of Witness	a Nevada limited liability company

Karen Goode	By:	LCS Corrections Services, Inc., Manager
Print Name of Witness
		By:	/s/ Jerry Gottlieb
Jerry Gottlieb
Chairman

[Signature Page to Asset Purchase Agreement]

COMPANY EQUITYHOLDERS

Signed, Sealed and Delivered in the Presence of:

Francine Leirer Print Name of Witness	/s/ Jerry Gottlieb Jerry Gottlieb

Karen Goode Print Name of Witness

Francine Leirer Print Name of Witness	/s/ Richard Gottlieb Richard Gottlieb

Karen Goode Print Name of Witness

Francine Leirer Print Name of Witness	/s/ Deborah Gottlieb Deborah Gottlieb

Karen Goode Print Name of Witness

Francine Leirer Print Name of Witness	/s/ Wanda Gottlieb Wanda Gottlieb

Karen Goode Print Name of Witness

Francine Leirer Print Name of Witness	/s/ Michael W. LeBlanc Michael W. LeBlanc

Karen Goode Print Name of Witness

[Signature Page to Asset Purchase Agreement]

Dianne Roger Print Name of Witness	/s/ Jacqueline F. LeBlanc Jacqueline LeBlanc
(successor to Jaco LeBlanc)

Theresa M. LeBlanc Print Name of Witness

Francine Leirer	JACQUELINE E. EVANS TRUST
Print Name of Witness
	By:	/s/ Jacqueline E. Evans
Jacqueline E. Evans, Trustee

Karen Goode Print Name of Witness

Francine Leirer	ALBERT ROHRBAUGH TRUST
Print Name of Witness
	By:	/s/ Robert Rohrbaugh
Karen Goode		Robert Rohrbaugh, Trustee
Print Name of Witness

Francine Leirer Print Name of Witness	PATRICK LEBLANC TRUST FOR PAT LEBLANC JR.

Karen Goode Print Name of Witness	By:	/s/ Michael W. LeBlanc
Michael W. LeBlanc, Trustee

Francine Leirer
Print Name of Witness	PATRICK LEBLANC TRUST FOR LIEE’ LEBLANC

Karen Goode Print Name of Witness	By:	/s/ Michael W. LeBlanc
Michael W. LeBlanc, Trustee

[Signature Page to Asset Purchase Agreement]

REPRESENTATIVE

By:	/s/ Jerry Gottlieb
Jerry Gottlieb, as Seller Parties’ Representative

By:	/s/ Richard Gottlieb
Richard Gottlieb, as Seller Parties’ Representative

[Signature Page to Asset Purchase Agreement]